SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                UNC Incorporated
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

( )  No fee required


(X)  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: UNC Incorporated common stock, par value $0.20 per share ("Common Stock") and UNC Incorporated Series B senior cumulative convertible Preferred Stock, par value $1.00 per share ("Preferred Stock"), together with all outstanding and unexercised options and warrants to acquire Common Stock ("Unexercised Options").

     (2) Aggregate number of securities to which transaction applies: 18,426,656 shares of Common Stock, 250,000 shares of Series B Preferred Stock (which are convertible into 3,571,429 shares of Common Stock), and Unexercised Options to acquire a total of 1,730,237 shares of Common Stock.

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: The proposed per unit price of each share of Common Stock is $15.00. The amount on which the filing fee of $69,206 is calculated was determined pursuant to Rule 0-11(c) of the Exchange Act by multiplying 1/50th of 1% by the sum of (i) 18,426,656 (the number of shares of Common Stock issued and outstanding) times $15.00; (ii) 3,571,429 (the number of shares of Common Stock into which the issued and outstanding shares of Preferred Stock are convertible) times $15.00; and (iii) $16,056,742 (the total amount payable with respect to Unexercised Options).

     (4) Proposed total cash payment to UNC security holders in the transaction:
         $346,028,017

     (5) Total fee paid: $69,206 (Paid by wire transfer on July 10, 1997. The CIK number for fees is 0000276104).

(X)  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                UNC INCORPORATED
                           175 Admiral Cochrane Drive
                            Annapolis, Maryland 21401

                                 August 25, 1997


Dear Stockholder:

                  You are cordially invited to attend the Special Meeting of Stockholders of UNC Incorporated to be held at UNC's headquarters, 175 Admiral Cochrane Drive, Annapolis, Maryland 21401 on September 15, 1997, at 10:00 a.m. local time.

                  At this meeting, you will be asked to vote on the Amended Merger Agreement with Greenwich Air Services, Inc. and Condor Acquisition Corp. (a wholly-owned subsidiary of Greenwich), which provides for Condor to merge into UNC. Because Greenwich is being acquired by General Electric Company as an integral part of the transaction, the merger of Condor into UNC is, in effect, an acquisition of UNC by GE.

                  Under the Amended Merger Agreement, UNC common stockholders will receive $15.00 in cash for each share of UNC common stock held by them.

                  The Amended Merger Agreement has been unanimously approved by UNC's Board of Directors. UNC's directors believe the proposed merger is fair from a financial point of view to UNC's stockholders and, therefore, they recommend that you vote in favor of the merger.

                  The enclosed Notice of Meeting and Proxy Statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully and thoughtfully consider the information contained in them.

                  Whether or not you plan to attend the special meeting, we urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the meeting. The merger is an important step for UNC and its stockholders. On behalf of the Board of Directors, I urge you to vote FOR approval of the merger.

                                             Sincerely,



                                             DAN A. COLUSSY
                                             CHAIRMAN OF THE BOARD, PRESIDENT,
                                             AND CHIEF EXECUTIVE OFFICER

                                UNC INCORPORATED
                           175 Admiral Cochrane Drive
                            Annapolis, Maryland 21401

        -----------------------------------------------------------------

                    NOTICE TO STOCKHOLDERS OF SPECIAL MEETING
                          TO BE HELD SEPTEMBER 15, 1997
        -----------------------------------------------------------------


TO THE STOCKHOLDERS OF UNC INCORPORATED:

NOTICE IS HEREBY GIVEN of a Special Meeting of Stockholders of UNC Incorporated:

         PLACE: UNC's headquarters, 175 Admiral Cochrane Drive, Annapolis, Maryland 21401

         DATE:       September 15, 1997

         TIME:       10:00 a.m. local time

         PURPOSES:

         1. To vote on the Amended and Restated Agreement and Plan of Merger, dated as of March 9, 1997, between Greenwich Air Services, Inc. Condor Acquisition Corp., and UNC. A copy of the Amended and Restated Agreement and Plan of Merger is included in the accompanying Proxy Statement as APPENDIX I.

         2. To transact any other business that may properly be brought before the Special Meeting or any and all adjournments or postponements thereof.

          Only stockholders of record at the close of business on August 21, 1997, are entitled to notice of, and to vote at, the Special Meeting.

                                              By Order of the Board of Directors





                                              ROBERT L. PEVENSTEIN
                                              SECRETARY

Annapolis, Maryland
August 25, 1997


--------------------------------------------------------------------------------
PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING.

      PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                                       FOR

                         SPECIAL MEETING OF STOCKHOLDERS

                                       OF

                                UNC INCORPORATED
        -----------------------------------------------------------------


         This Proxy Statement, the Notice of Special Meeting of Stockholders of UNC, and the accompanying proxy cards are first being mailed to the stockholders of UNC on or about August 26, 1997.




               The date of this Proxy Statement is August 25, 1997

                                TABLE OF CONTENTS
SUMMARY................................................................................. 1

       The Merger....................................................................... 1
       Reversion to Original Merger Agreement........................................... 1
       What UNC Stockholders Will Receive in the Merger................................. 1
       Voting........................................................................... 1
       Record Date...................................................................... 2
       Recommendation of UNC's Board of Directors....................................... 2
       Reasons for the Merger........................................................... 2
       J.P. Morgan's Fairness Opinion................................................... 2
       Interests of Certain Persons in the Merger....................................... 2
       Appraisal Rights................................................................. 3
       Antitrust Approvals.............................................................. 3
       Other Conditions to the Merger................................................... 3
       Termination of the Merger Agreement.............................................. 4
       No Solicitation of Competing Transactions........................................ 4
       Federal Income Tax Consequences.................................................. 4
       Certain Greenwich and GE Litigation.............................................. 4

SUMMARY SELECTED FINANCIAL DATA......................................................... 5

THE SPECIAL MEETING..................................................................... 8

       Time and Place; Purposes......................................................... 8
       Record Date; Voting Rights; Votes Required for Approval.......................... 8
       Proxies.......................................................................... 8
       Solicitation of Proxies.......................................................... 9
       Stockholders' Rights of Appraisal................................................ 9

THE MERGER..............................................................................10

       General; Effective Time..........................................................10
       Merger Consideration to UNC Stockholders.........................................11
       The Companies....................................................................11
       Background and Negotiation of the Merger.........................................13
              The Original Merger Agreement with Greenwich..............................13
              GE's Acquisition of Greenwich and the Amended Merger Agreement with UNC...15

       Reasons for the Merger...........................................................16
       Recommendation of the Board of Directors.........................................18
       Fairness Opinion of J.P. Morgan..................................................18
       Summary of the Amended Merger Agreement..........................................22
              Conditions to Completion of the Merger....................................22
              Representations and Warranties............................................24
              Conduct of Business Pending the Merger....................................25
              No Solicitation of Competing Transactions.................................26
              UNC Stock Options and Warrants............................................26
              Indemnification and Insurance.............................................26



              UNC Rights Agreement .....................................................27
              Reversion to Original Merger Agreement....................................27
              Amendment of GE/Greenwich Merger Agreement................................28
              Certain Other Agreements..................................................28
              Termination; Effects of Termination.......................................28
              Amendments and Waivers....................................................29

       Interests of Certain Persons in the Merger.......................................30
              Change-in-Control Provisions..............................................30
              Supplemental Executive Retirement Plan for Executive Officers.............30
              Restricted Stock and Stock Options........................................31
              Executive Compensation and Benefits Table.................................31
              Outside Directors Separation from Service Plan............................31
              Indemnification; Insurance................................................32

       UNC Senior Notes, Subordinated Notes, and Convertible Subordinated Debentures....32
       Certain Consequences of the Merger...............................................33
       Certain Greenwich and GE Litigation..............................................33

REGULATORY MATTERS......................................................................33

FEDERAL INCOME TAX CONSEQUENCES.........................................................34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
   OWNERS AND MANAGEMENT................................................................35

       Ownership of Common Stock by Certain Persons.....................................35
       Ownership of Common Stock by Management..........................................37

PROPOSALS OF SECURITY HOLDERS...........................................................38

OTHER BUSINESS..........................................................................38

WHERE TO OBTAIN ADDITIONAL INFORMATION..................................................39


APPENDICES:

       I       Amended and Restated Agreement and Plan of Merger

       II      Stockholder Appraisal Rights

       III     Opinion of J.P. Morgan Securities Inc.

                                     SUMMARY

       THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE TO OBTAIN ADDITIONAL INFORMATION" (PAGE 39). THE ACTUAL TERMS OF THE MERGER ARE CONTAINED IN THE AMENDED MERGER AGREEMENT. THIS DOCUMENT IS INCLUDED IN THIS PROXY STATEMENT AS APPENDIX I.

THE MERGER

       UNC will merge with Condor Acquisition Corp. Condor is a wholly-owned subsidiary of Greenwich Air Services, which at the time of the merger will be a wholly-owned subsidiary of General Electric Company. As a result, UNC will become a wholly-owned subsidiary of GE, and YOU WILL RECEIVE $15 PER SHARE IN CASH FOR YOUR UNC COMMON STOCK. The merger will be a taxable transaction.

       In February 1997, UNC agreed with Greenwich to merge with Condor. In that transaction, UNC would have become a subsidiary of Greenwich and UNC common stockholders would have received Greenwich nonvoting common stock valued at not less than $14 per share, with an option to take some portion of the consideration in cash at the rate of $14 per share. If the average price of Greenwich's nonvoting common stock increased above a specified level, the value of the Greenwich stock received by UNC's common stockholders could have been as much as $16.10 per UNC share.

       Shortly after UNC and Greenwich agreed to these terms, GE agreed to acquire Greenwich. Consequently, the terms of the original UNC/Greenwich merger agreement were renegotiated and, on March 9, 1997, UNC and Greenwich entered into an amended merger agreement which provides for an all-cash transaction at $15 per share, contingent on the completion of GE's acquisition of Greenwich.

REVERSION TO ORIGINAL MERGER AGREEMENT (PAGE 27)

       If for some reason GE does not complete its acquisition of Greenwich, UNC and Greenwich will revert to their original merger agreement. If this occurs, UNC and Greenwich will send you a new proxy statement describing the transaction and a special meeting will be held to vote on the transaction. For this reason, you are not being asked to vote on that transaction at this time.

WHAT UNC STOCKHOLDERS WILL RECEIVE IN THE MERGER

         If the amended merger agreement is adopted and the merger is completed:

         (bullet) you will receive $15 in cash for each share of UNC common stock you own

         (bullet) holders of UNC's Series B Senior Cumulative Convertible
                  Preferred Stock will receive $15 times the number of shares of UNC common stock into which their Preferred Stock is convertible

         (bullet) holders of options to acquire UNC common stock will receive the "spread" between $15 per share and the per-share exercise price of the option.

         The aggregate amount of these payments will be approximately $346 million.

VOTING

       At the special meeting, the common stockholders of UNC will vote on a proposal to approve the amended merger agreement. Each share of common stock represents one vote. In order to be approved, the amended merger agreement must receive a majority of all the votes entitled to be cast.

        Holders of UNC Series B Senior Cumulative Convertible Preferred Stock do not have a right to vote on the amended merger agreement.

RECORD DATE (PAGE 8)

         The close of business on August 21, 1997, was the record date for determining who is entitled to vote at the special meeting. On the record date, there were 18,460,630 shares of common stock outstanding and entitled to vote held by 5,922 stockholders of record.

         On the record date, UNC's directors, executive officers and their affiliates owned 4.4% of UNC's common stock. Although UNC anticipates that they will do so, these persons have not agreed to vote their shares of common stock for approval of the amended merger agreement.

RECOMMENDATION OF UNC'S BOARD OF DIRECTORS

         The Board of Directors has unanimously approved the amended merger agreement and recommends that you vote to adopt it.

REASONS FOR THE MERGER (PAGE 16)

         UNC's Board of Directors believes that the merger is the most effective way to maximize the value of your investment in UNC and that the merger consideration is fair from a financial point of view. In reaching its decision to recommend approval of the merger the Board considered the following:

         (bullet) the opinion and analysis of J.P. Morgan, UNC's financial advisor, that the merger consideration of $15 per common share is fair from a financial point of view to the stockholders of UNC

         (bullet) the trading history of UNC's common stock

         (bullet) the price certainty of the merger consideration ($15 per share in cash)

         (bullet) the fact that completion of the merger is not contingent on GE's ability to obtain financing

         (bullet) the likelihood that the conditions to completion of the merger will be satisfied

         (bullet) whether attempting to hold Greenwich to the terms of the original merger agreement would be likely to result in any greater financial benefit to UNC's stockholders or would merely have embroiled UNC in costly and ultimately unproductive litigation

         (bullet) whether pursuing other strategic alternatives would ultimately produce greater value for or result in greater benefit to UNC's stockholders

J.P. MORGAN'S FAIRNESS OPINION  (PAGE 18)

         J.P. Morgan has delivered to the Board its written opinion that the merger consideration is fair to the stockholders of UNC from a financial point of view. J.P. Morgan's opinion is included as APPENDIX III to this Proxy Statement. You are urged to read it.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 30)

         Certain officers and directors own UNC common or preferred stock and, to that extent, their interest in the merger is the same as yours. In considering the Board's recommendation, however, you should be aware of the interests that certain officers and directors of UNC have in the merger that are different from your interest as a stockholder:

         (bullet) Under "change in control" arrangements with certain senior executive officers of

                  UNC, an executive officer whose employment is involuntarily terminated within three years after the merger will be entitled to a lump-sum payment equal to the compensation he would have received during the remaining term of employment and to the continuation of benefits. If the executive voluntarily terminates his employment within the first year after the merger, he is entitled to a lump-sum payment equal to twice his base salary. These payments are in addition to any amounts the executive is entitled to under UNC's severance plans and are generally not offset by earnings from other employment.

         (bullet) UNC is obligated to provide supplemental retirement benefits to certain executives under various "supplemental executive retirement plan" ("SERP") arrangements. GE has agreed to guarantee UNC's obligations to make these SERP payments if the merger is completed.

         (bullet) A number of senior executives have been awarded shares of UNC common stock under UNC's stock-based incentive plans that vest upon a "change in control" without restriction as to continued employment by UNC. The merger will be a "change in control " for this purpose.

         (bullet) Several senior executives hold options to acquire UNC common stock granted under UNC's stock-based incentive plans. As a result of the merger, holders of options will receive the "spread" between $15 per share and the per-share exercise price of the option.

         (bullet) Under UNC's Outside Directors Separation from Service Plan, each nonemployee director will become entitled to receive, as a result of the merger, a monthly benefit based on years of service on the Board of Directors.

         All of these benefits are discussed in greater detail on pages 30-32. The tables on page 31 and 32 set forth the estimated value of each of these benefits (other than the continuation of UNC's directors and officers liability insurance) to each of UNC's directors and senior executive officers.

APPRAISAL RIGHTS  (PAGE 9)

         Any common stockholder who does not wish to accept the merger consideration has the right under Delaware law to have the "fair value" of his or her shares determined by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. These restrictions and requirements are summarized in APPENDIX II. Chief among them are:

         (bullet) you may not vote in favor of the merger

         (bullet) you must make a written demand for appraisal before the vote on the merger. Merely voting against the merger will not protect your right of appraisal.

         APPENDIX II also sets out the relevant Delaware statute.

ANTITRUST APPROVALS  (PAGE 33)

         The Antitrust Division of the United States Department of Justice has terminated the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Termination of these waiting periods was an important condition to both the UNC/Greenwich merger and the GE/Greenwich merger. This condition has now been fully satisfied.

OTHER CONDITIONS TO THE MERGER (PAGE 22)

         Completion of the merger is subject to a number of other conditions in addition to approval of UNC's common stockholders. The most important of these other conditions are:

         (bullet) completion of the GE/Greenwich merger

         (bullet) the absence of any court order prohibiting the merger

         (bullet) the accuracy as of the closing date of the representations and warranties made by UNC in the amended merger agreement

         The first two conditions cannot be waived. Greenwich, however, can waive the accuracy of UNC's representations and warranties. Completion of the GE/Greenwich merger is itself subject to a number of conditions. These are generally similar to the conditions to the merger, except that Greenwich's stockholders have already approved the GE/Greenwich merger.

TERMINATION OF THE MERGER AGREEMENT
(PAGE 28)

         Either UNC or Greenwich may terminate the amended merger agreement if the merger has not been completed by September 30, 1997. This right to terminate, however, is generally not available to a party who is responsible for the failure to complete the merger by that date. In addition, if Greenwich agrees to extend the outside date for completion of the GE/Greenwich merger, then Greenwich is considered to have agreed to extend the time for completing the UNC/Greenwich merger by the same period of time.

         UNC may terminate the amended merger agreement if it receives a proposal to acquire substantially all of the stock or assets of UNC which the Board of Directors believes is more favorable from a financial point of view to the stockholders of UNC than the merger, but only if UNC notifies Greenwich of the "SUPERIOR PROPOSAL" and Greenwich declines to match it. If UNC does so, however, UNC must pay Greenwich a termination fee of $20 million.

NO SOLICITATION OF COMPETING TRANSACTIONS  (PAGE 26)

Although the UNC Board of Directors may terminate the amended merger agreement if UNC receives a "SUPERIOR PROPOSAL," the amended merger agreement prohibits UNC from soliciting, initiating, or encouraging submission of competing proposals, except to the extent required by the Directors' fiduciary obligations.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 34)

         In general, you will be taxed on your receipt of the merger consideration to the extent that the amount you receive exceeds your tax basis in your UNC stock. BECAUSE DETERMINING THE TAX CONSEQUENCES OF THE MERGER CAN BE COMPLICATED, ESPECIALLY IN LIGHT OF RECENT CHANGES TO THE FEDERAL TAX LAWS GOVERNING CAPITAL GAINS, YOU SHOULD CONSULT YOUR TAX ADVISOR IN ORDER TO UNDERSTAND FULLY HOW THE MERGER WILL AFFECT YOU.

CERTAIN GREENWICH AND GE LITIGATION    (PAGE 33)

         Greenwich and members of its board of directors have been named as defendants in a class action lawsuit filed in the Delaware Court of Chancery. The complaint alleges that Greenwich's board failed to maximize stockholder value and otherwise breached its fiduciary duties and seeks, among other things, to enjoin the completion of the GE/Greenwich merger. Greenwich has advised UNC that it believes this lawsuit is without merit and that it intends to defend it vigorously.

         In addition, GE is the subject of a class action lawsuit brought by a stockholder of UNC and filed in the Delaware Superior Court. The complaint alleges that GE engaged in economic duress and tortious interference with the original UNC/Greenwich merger agreement and seeks $18 million in damages. GE has advised UNC that it believes this lawsuit is without merit and that it intends to defend it vigorously.

                         SUMMARY SELECTED FINANCIAL DATA

         UNC is providing the following financial information to aid you in your analysis of the financial aspects of the merger. The financial information is an unaudited summary of UNC's audited annual and unaudited quarterly financial statements. Because this information is only a summary, you should read it in conjunction with the historical financial statements (and related notes) of UNC contained in the annual reports and other information that UNC has filed with the Securities and Exchange. See "Where to Obtain Additional Information" on page 39.

         UNC reports quarterly and annual earnings results using methods required by generally accepted accounting principles. UNC prepares its financial statements on the basis of a fiscal year beginning January 1 and ending December 31.

                                                                                                          SIX MONTHS
                                                            YEAR ENDED DECEMBER 31                      ENDED JUNE 30
                                           --------------------------------------------------------- ---------------------

(In thousands, except per share amounts)    1992       1993        1994        1995        1996        1996       1997
                                            ----       ----        ----        ----        ----        ----       ----
OPERATING RESULTS:

Revenues                                   $365,152   $438,293    $525,833    $536,243    $832,063    $322,801   $537,746
                                         =========== ========== =========== =========== =========== =========== ==========

Earnings (loss) before extraordinary        $11,369    $11,594   ($67,932)     $ 1,923     $ 7,624      $1,925     $5,951
item
Extraordinary item -
   early retirement of debt                              (532)
                                         ----------- ---------- ----------- ----------- ----------- ----------- ----------

Net earnings (loss)                          11,369     11,062    (67,932)       1,923       7,624       1,925      5,951

Preferred stock dividend                                                                     1,249         187      1,062
                                         ----------  ---------  ----------  ----------  ----------- ----------  ----------
Net earnings (loss) applicable
    to common stock                         $11,369    $11,062   ($67,932)     $ 1,923     $ 6,375      $1,738     $4,889
                                         =========== ========== =========== =========== =========== =========== ==========

Earnings (loss) per common share:
    PRIMARY:
        Before extraordinary item              $.66       $.67     ($3.89)        $.11        $.35        $.10       $.26
        Extraordinary item -
           early retirement of debt                      (.03)
                                         ----------- ---------- ----------- ----------- ----------- ----------- ----------

        Net earnings (loss)                    $.66       $.64     ($3.89)        $.11        $.35        $.10       $.26
                                         =========== ========== =========== =========== =========== =========== ==========

    FULLY DILUTED:
        Before extraordinary item              $.66       $.67     ($3.89)        $.11        $.34        $.10       $.26
        Extraordinary item -
           early retirement of debt                      (.03)
                                         ----------- ---------- ----------- ----------- ----------- ----------- ----------

        Net earnings (loss)                    $.66       $.64     ($3.89)        $.11        $.34        $.10       $.26
                                         =========== ========== =========== =========== =========== =========== ==========


Weighted average number of common shares outstanding:

    Primary                                  17,279     17,356      17,474      17,666      18,056      17,859     18,964

    Fully diluted                            17,669     17,859      17,860      17,910      18,638      18,245     19,003

                                                                     Continued....


                                       5

                                                                                                         SIX MONTHS
                                                             YEAR ENDED DECEMBER 31                     ENDED JUNE 30
                                             ------------------------------------------------------- ---------------------

(In thousands, except per share amounts)    1992        1993       1994       1995        1996         1996       1997
                                            ----        ----       ----       ----        ----         ----       ----
FINANCIAL POSITION DATA:

Working capital                             $128,150   $150,200   $100,174   $124,098   $176,679    $156,009      $195,953

Current ratio                               3.1 to 1   2.5 to 1   1.7 to 1   2.3 to 1    1.9 to 1    2.0 to 1     1.9 to 1

Total assets                                $391,082   $506,133   $468,034   $446,261    $748,296    $677,524     $777,501

Total long-term debt,
     including current portion              $125,723   $197,283   $214,323   $205,081    $372,946    $359,262     $382,847

Shareholders' equity                        $155,639   $165,486   $ 98,897   $100,152    $136,279    $131,242     $142,284

Total debt to capitalization                   44.7%      54.4%      68.4%      67.2%       73.2%       73.2%        72.9%

Return on average common
    shareholders' equity                        7.6%       6.9%                  1.9%        6.0%        1.7%         4.3%
Book value per common share                   $9.00      $9.52       $5.64       $5.66       $6.09       $5.83        $6.36


OTHER:

Capital expenditures                        $  6,602    $11,250    $10,299   $  6,767    $  9,630      $6,945       $4,464

Depreciation and amortization                $10,378    $11,477    $12,727    $12,491     $18,690      $7,270      $10,864



SIGNIFICANT FACTORS AFFECTING OPERATING RESULTS

         Sometimes financial results reported in accordance with GAAP include unusual or infrequent events and factors that are not expected to occur regularly in the future. Examples of these events and factors include gains or losses on the sale of businesses, the costs of completing major acquisitions, and the costs of business restructurings. Certain unusual or infrequent events and transactions, as well as other significant factors and trends, which may be helpful in understanding the past performance and future prospects of UNC are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in the Notes to UNC's Consolidated Financial Statements contained in the annual reports and other information that UNC has filed with the Commission. See "WHERE TO OBTAIN ADDITIONAL INFORMATION" on page 39.

MARKET PRICE DATA

         UNC's common stock is principally traded on the New York Stock Exchange under the ticker symbol "UNC." UNC has never declared or paid any cash dividends on its common stock and does not expect to do so in the future. The following tables present certain historical trading information about UNC's common stock:

                                                     HIGH                  LOW
         1997:

                   Third Quarter
                   (through August 22 )             $14.94               $14.88

                   Second Quarter                    14.63                13.88

                   First Quarter                     14.50                10.13
         1996:

                   Fourth Quarter                    12.00                 8.63

                   Third Quarter                      9.38                 7.38

                   Second Quarter                     9.50                 7.25

                   First Quarter                      8.13                 5.63
         1995:

                   Fourth Quarter                     6.63                 5.00

                   Third Quarter                      6.75                 5.25

                   Second Quarter                     6.00                 4.75

                   First Quarter                      6.25                 4.63

--------------------------------------------------------------------------------

                                                                     CLOSING
                                                                      PRICE         HIGH        LOW



AUGUST 22 , 1997:
    Last trading day before the date of this
       Proxy Statement                                               $14.88        $14.94      $14.88

MARCH 7, 1997:

    Last trading day before public announcement of the
       amended merger agreement with Greenwich and
       the GE/Greenwich merger                                        13.63         13.75       13.13

FEBRUARY 13, 1997:

    Last trading day before public announcement of
       original merger agreement with Greenwich                       10.88         11.00       10.75


                               THE SPECIAL MEETING

         This Proxy Statement is furnished by UNC's Board of Directors for use in connection with the solicitation of proxies from the holders of UNC common stock for use at the special meeting.

TIME AND PLACE; PURPOSES

         The special meeting will be held at UNC's headquarters, 175 Admiral Cochrane Drive, Annapolis, Maryland 21401 on September 15, 1997, at 10:00 a.m. local time.

         At the special meeting, the common stockholders of UNC will be asked to vote on a proposal to approve and adopt the amended merger agreement and such other matters as may properly come before the special meeting. A copy of the amended merger agreement is included as APPENDIX I to this Proxy Statement.

         THE BOARD OF DIRECTORS, FOR THE REASONS DISCUSSED BELOW AND BASED IN PART ON THE OPINION OF J.P. MORGAN SECURITIES INC., HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF UNC. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDED MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT UNC'S COMMON STOCKHOLDERS VOTE TO ADOPT THE AMENDED MERGER AGREEMENT AT THE SPECIAL MEETING.

RECORD DATE; VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

         The Board of Directors has fixed the close of business on August 21, 1997, as the record date for determining the holders of UNC common stock entitled to notice of, and to vote at, the special meeting. Only common stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were 18,460,630 shares of common stock outstanding and entitled to vote at the special meeting held by 5,922 stockholders of record. Each common stockholder of record as of the record date is entitled to cast one vote per share, in person or by proxy, on each proposal properly presented at the special meeting. A majority of the votes entitled to be cast by the common stockholders on each matter to be considered at the special meeting will constitute a quorum as to that matter. Under the Delaware General Corporation Law and UNC's certificate of incorporation, the affirmative vote of a majority of the votes entitled to be cast by the common stockholders is required to approve and adopt the amended merger agreement. Abstentions and shares that are not voted will have the same effect as negative votes with respect to the proposal to approve and adopt the amended merger agreement.

         As of the record date, UNC's directors, executive officers and their affiliates owned 815,072 shares of common stock, representing 4.4% of the shares of common stock outstanding on that date. Although these persons have not agreed to vote all of their shares of common stock for approval of the amended merger agreement, UNC anticipates that they will do so.

PROXIES

         All shares of common stock represented by properly executed proxy cards received before or at the special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxy cards. If a proxy card is properly executed but no instructions are indicated on the card, the shares will be voted FOR approval and adoption of the amended merger agreement. If a proxy card is properly executed but marked "ABSTAIN," the shares will be counted for purposes of determining whether there is a quorum present but will have the effect of a negative vote. Likewise, shares held by brokers that, under NYSE rules, cannot be voted without direction from the beneficial owners of the shares ("broker non-votes") will have the effect of a vote against approval and adoption of the amended merger agreement.

         UNC is not aware of any matters to be presented at the special meeting other than the proposal to adopt and approve the amended merger agreement described in this Proxy Statement. If any other matters are properly presented for consideration at the special meeting, the persons named in the proxy card will have discretionary authority to vote on those matters in the manner they deem appropriate. If necessary, and unless the shares represented by the proxy were voted against the amended merger agreement, the holders of proxies also may vote in favor of a proposal to adjourn the special meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve any of the matters being considered at the special meeting. This discretionary authority, however, will not be used to vote a proxy in favor of adjourning the special meeting to a later date or time if the proxy has been voted AGAINST adoption and approval of the amended merger agreement.

         You may revoke your proxy at any time before the special meeting by delivering to the Secretary of UNC a signed notice of revocation or a later-dated signed proxy or by attending the special meeting and voting in person. Your attendance at the special meeting will NOT in itself be treated as a revocation of your proxy. Your notice of revocation should either be delivered to the Secretary at the special meeting or be sent in sufficient time to arrive before the special meeting to UNC Incorporated, 175 Admiral Cochrane Drive, Annapolis, Maryland 21401, Attention: Corporate Secretary.

SOLICITATION OF PROXIES

         Your proxy is being solicited by the Board of Directors of UNC. UNC will bear all expenses of the solicitation.

          Although proxies will be solicited primarily by mail, officers and employees of UNC may solicit proxies by telephone, telegram or personal interviews. These persons will receive no additional compensation for doing so. In addition, UNC has engaged ChaseMellon Shareholder Services as proxy solicitation agent to disseminate proxy materials and collect proxies. To the extent UNC deems necessary, ChaseMellon will solicit banks, brokers, agents, institutions, and larger individual holders, as well as "non-objecting beneficial owners," by telephone. UNC anticipates that the total amount ChaseMellon will be paid for these services (including its expenses) will not exceed $15,000. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward proxy solicitation material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

--------------------------------------------------------------------------------
       YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXY CARD
--------------------------------------------------------------------------------

STOCKHOLDERS' RIGHTS OF APPRAISAL

         Section 262 of the Delaware General Corporation Law provides that any UNC common stockholder who does not wish to accept the merger consideration may elect to have the fair value of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) determined by the Delaware Chancery Court and paid in cash, together with a fair rate of interest. Section 262 is set forth in its entirety in APPENDIX II to this Proxy Statement.

         If you wish to exercise your appraisal right or to preserve the right to do so, you should carefully review Appendix II to this Proxy Statement. If you fail to comply with the procedures specified in Section 262 in a timely manner you may lose your appraisal right. Because of the complexity of these procedures, you should seek the advice of counsel if you are considering exercising your appraisal rights.

         If you wish to exercise the right to demand appraisal under Section 262, you must satisfy each of the following conditions:

         (bullet) You may not vote in favor of the merger.

         (bullet) You must deliver to UNC a written demand for appraisal of your common stock before the vote on the amended merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote against the amended merger agreement. Merely voting against, or abstaining from voting, or failing to vote in favor of approval and adoption of the amended merger agreement will not constitute a demand for appraisal within the meaning of
                  Section 262.

         (bullet) You must continuously hold your stock from the date you make your demand through the effective time of the merger. If you transfer your stock before the effective time, you will lose your right to appraisal.

         Demands for appraisal must be made in writing and must be mailed or delivered to: UNC Incorporated, 175 Admiral Cochrane Drive, Annapolis, Maryland 21401, Attention: Corporate Secretary.

         IF YOU ARE CONSIDERING SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES OF COMMON STOCK AS DETERMINED UNDER SECTION 262 COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE CONSIDERATION YOU WOULD RECEIVE PURSUANT TO THE AMENDED MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES OF COMMON STOCK. THE FAIRNESS OPINION OF J.P. MORGAN SECURITIES INC. IS NOT AN OPINION AS TO FAIR VALUE UNDER SECTION 262.

                                   THE MERGER

THE FOLLOWING SUMMARY DESCRIBES ALL OF THE MATERIAL TERMS OF THE MERGER AND THE AMENDED MERGER AGREEMENT. A COPY OF THE AMENDED MERGER AGREEMENT (NOT INCLUDING THE EXHIBITS AND SCHEDULES) IS INCLUDED AS APPENDIX I TO THIS PROXY STATEMENT.

GENERAL; EFFECTIVE TIME

                  In the merger, Condor, a wholly-owned subsidiary of Greenwich formed for the purpose of the transaction, will merge into UNC, and UNC's common stockholders will receive $15 per share in cash for their UNC stock.

                  Because Greenwich is being acquired by GE as an integral part of the transaction, the merger of Condor into UNC is, in effect, an acquisition of UNC by GE. As a result of the transaction, UNC will become a wholly-owned subsidiary of GE, and the stockholders of UNC will no longer have any interest in UNC.

         The merger will become effective at the date and time specified in the Certificate of Merger to be filed with the Secretary of State of Delaware. UNC anticipates that the Certificate of Merger will be filed as soon as practicable after the last of the conditions precedent to the merger set forth in the amended merger agreement have been satisfied or, where permissible, waived, which is expected to occur shortly after the special meeting.

MERGER CONSIDERATION TO UNC STOCKHOLDERS

         Upon completion of the merger: (i) each outstanding share of UNC common stock will be converted into the right to receive $15.00 in cash per share of UNC common stock and (ii) each outstanding share of UNC Series B Senior Cumulative Convertible Preferred Stock will be converted into the right to receive an amount in cash equal to $15.00 times the number of shares (including any fraction of a share) of UNC common stock into which such share of UNC Preferred Stock is convertible immediately before the effective time of the merger. This merger consideration was determined through arms' length negotiations of the parties after consideration of all relevant factors. See "-- Background and Negotiation of the Merger."

         Promptly after the effective time of the merger, a transmittal form will be mailed to each common stockholder and preferred stockholder of record. This transmittal form, which will include complete instructions, should be used to forward your stock certificate to ChaseMellon Shareholder Services, L.L.C., which has been designated as the Paying Agent for the transaction. As soon as the Paying Agent receives your certificate and properly completed transmittal form, the Paying Agent will send you a check in payment of the merger consideration.

--------------------------------------------------------------------------------
                           YOU SHOULD NOT SEND IN YOUR
                CERTIFICATE UNTIL YOU RECEIVE A TRANSMITTAL FORM.
--------------------------------------------------------------------------------

         After the effective time of the merger, you will no longer have any interest in UNC, even if you have not surrendered your stock certificate. You will have only the right to receive payment of the merger consideration to which you are entitled. This amount will not earn interest, so you should not delay sending in your certificate once you have received a transmittal form.


                                  THE COMPANIES

UNC INCORPORATED
175 Admiral Cochrane Drive
Annapolis, Maryland 21401
(410) 266-7333

       UNC is a diversified, independent supplier of aviation services, with a major focus on the corporate and military aircraft aftermarket.

         (bullet) UNC's Garrett Aviation Services business provides engine, airframe, and avionics services for business jets and turboprop aircraft.

         (bullet) UNC's Military Aviation Services business provides aircraft maintenance, logistics support, system integration, and aviation training services to the U.S. and foreign military.

         (bullet) UNC's Manufacturing business provides specialized turbine engine and airframe manufacturing and repair services to original equipment manufacturers, airlines, and the U.S. military.

UNC operates primarily at 20 U.S. locations and on 100 military bases in the U.S. and abroad and employs approximately 7,000 people.

GREENWICH AIR SERVICES, INC.
4590 NW 36th Street, Building 23
Miami, Florida 33122
(305) 526-7000

       Greenwich is the largest and most diversified independent gas turbine engine repair and overhaul company in the world. Greenwich provides repair and overhaul services for gas turbine and turboprop aircraft engines used to power various commercial and military aircraft. Greenwich also services other types of engines used for different industrial and marine applications. In addition, Greenwich manages government and military services and maintenance programs and provides for the sale, management, operation, and refurbishment of gas turbine power plants in various countries around the world.


GENERAL ELECTRIC COMPANY
3135 Easton Turnpike
Fairfield, Connecticut 06431
(203) 373-2999

       GE is one of the largest and most diversified industrial companies in the world. GE has engaged in developing, manufacturing, and marketing a wide variety of products for the generation, transmission, distribution, control, and utilization of electricity since its incorporation in 1892. GE's businesses include producing and servicing lighting products, home appliances, medical diagnostic imaging systems, industrial components, power generation equipment, aircraft jet engines, and plastics and other materials.

       The National Broadcasting Company, Inc., a GE subsidiary, furnishes network television services, operates television stations, and provides cable programming and distribution services. Through another subsidiary, GE offers a broad array of financial services and satellite communications.

BACKGROUND AND NEGOTIATION OF THE MERGER

         The merger is the result of negotiations among UNC, Greenwich, and GE. In February 1997, UNC entered into an agreement with Greenwich to merge with Condor. Under this original merger agreement, UNC would have become a subsidiary of Greenwich and UNC common stockholders would have received Greenwich nonvoting common stock and possibly cash. Shortly after UNC and Greenwich agreed to these terms, GE proposed to acquire Greenwich. GE's proposal to acquire Greenwich was conditioned on the renegotiation of the original merger agreement between Greenwich and UNC to provide for an all-cash transaction at $15 per share, contingent on the completion of GE's acquisition of Greenwich. Although information concerning the original merger agreement is important to a full understanding of the amended merger agreement, you are being asked to vote ONLY on the amended merger agreement and not the original merger agreement.

         THE ORIGINAL MERGER AGREEMENT WITH GREENWICH.

         In early September 1996, after discussions with various candidates, UNC asked J.P. Morgan Securities Inc. to act as UNC's financial advisor to assist in identifying and evaluating possible acquisitions by UNC. UNC's general business strategy at this point was to continue its efforts to expand its businesses - by acquisitions or internal growth or both - particularly in the business aviation and military services areas. In furtherance of this general business strategy, UNC was at this time considering an additional equity offering to reduce debt incurred in connection with its acquisitions of Garrett Aviation Services in May 1996 and the Stearns Company in September 1996 and to provide capital to fund expansion of its business and additional acquisitions.

         In October 1996, Eugene P. Conese, Sr., Chairman of the Board and Chief Executive Officer of Greenwich, suggested to Dan Colussy, Chairman of the Board, President, and Chief Executive Officer of UNC, that Greenwich and UNC consider some sort of business combination. On November 8, 1996, Mr. Colussy, together with representatives of J.P. Morgan and Fieldstone Partners, UNC's financial advisors, met with Mr. Conese and Eugene P. Conese, Jr., President and Chief Operating Officer of Greenwich, and representatives of Salomon Brothers, Greenwich's financial advisor. As a result of this meeting, UNC and Greenwich entered into a written confidentiality agreement and agreed to exchange information concerning their businesses, with a view to formulating a transaction. Pending the outcome of these discussions, UNC deferred any vigorous pursuit of an additional equity offering.

         During November, December, and January, various senior management personnel of UNC and Greenwich, their financial advisors, attorneys, or accountants met on a number of occasions to exchange information and attempt to negotiate a combination of UNC and Greenwich. At one of these meetings, on December 8, Greenwich discussed the possibility of acquiring UNC at a price ranging from $9 to $12 per share. This price range, however, was rejected by UNC as inadequate value for UNC's stockholders. During November and December, representatives of the two companies also explored the possibility of a joint venture involving the two companies' aircraft accessories operations.

         Although UNC continued to discuss with Greenwich various approaches to valuing UNC, as well as a possible joint venture involving the two companies' aircraft accessories operations, by mid-January UNC's senior management concluded that these discussions were no longer productive.

         In the meantime, UNC's management, with the concurrence of the Board of Directors, once again began actively exploring the possibility of an additional public offering of shares of UNC common stock. In the latter part of January, UNC management reviewed presentations by a number of underwriting firms with a view to seeking Board approval for the public offering and making an announcement by February 13. This was communicated to Salomon Brothers, Greenwich's financial advisor. Greenwich, through Salomon Brothers, indicated a desire to pursue discussions at a value of $14 per share of UNC common stock. Accordingly, on February 9, 1997, representatives of UNC met with representatives of Greenwich at Greenwich's offices in Miami, Florida. At this meeting, Greenwich proposed to acquire UNC based on a value of $14 per share of UNC common stock payable in shares of Greenwich Class B nonvoting common stock, with an option to receive some portion of the merger consideration in cash.

         Over the next three days, representatives of Greenwich, including its senior executive officers, its legal counsel, and personnel from Salomon Brothers, met on a continuous basis with their UNC counterparts at UNC's executive offices in Annapolis, Maryland, for the purpose of conducting due-diligence reviews and negotiating the transaction.

         During the period from mid-October 1996 through February 13, 1997, the Board of Directors held four meetings, either in person or telephonically. In addition, members of the Board of Directors were kept apprised of the status of discussions with Greenwich and other matters by Mr. Colussy. At the meeting of the Board of Directors held on the morning of February 12, 1997, the Board was provided with an extensive briefing on the proposed transaction and the course of negotiations by UNC's senior management and counsel and with a financial analysis of the proposed transaction by J.P. Morgan, including J.P. Morgan's opinion that the consideration to be received by the stockholders of UNC in the proposed transaction was fair from a financial point of view. The Board of Directors discussed all of this information at length and determined to adjourn the meeting to the following day. in order to have an additional opportunity to consider all of the information presented and discussed. The Board reconvened by telephone at 5:00 p.m. on February 13 and was advised of the status of negotiations. After additional discussion, the Board unanimously approved and adopted an Agreement and Plan of Reorganization with Greenwich and recommended approval of the Agreement and the merger by the stockholders of UNC. On February 14, UNC and Greenwich issued a joint press release announcing the transaction.

         Under the original merger agreement, approved by the Board of Directors on February 13, holders of shares of UNC common stock and UNC preferred stock were generally entitled to receive shares of Greenwich Class B nonvoting common stock having a "value" of not less than $14 per UNC common share. The "value" of a share of Greenwich Class B stock, and hence the actual number of shares of Greenwich Class B stock to be exchanged for UNC shares, was defined in the original merger agreement as the average closing price of shares of Greenwich Class B stock on the Nasdaq stock market over the twenty trading days immediately preceding the closing date of the transaction.

         On February 13, the closing price of Greenwich Class B stock was $21.25 per share, and the "value" of Greenwich Class B stock, I.E., the average closing price over the previous twenty trading days was $23.128. Under the original merger agreement, if the "value" of the Greenwich Class B stock increased above $24.86 up to a maximum of $28.59, the merger exchange ratio - the number of shares of Greenwich Class B stock to be issued for each UNC common share- would remain constant. As a result, if the "value" of the Greenwich Class B Stock increased, the "value" of the Greenwich Class B stock issued to holders of UNC shares would also have increased, up to a maximum of $16.10 per UNC common share.

         Under the original merger agreement, holders of UNC common and preferred stock could elect to receive all or any portion of the merger consideration in cash instead of Greenwich Class B stock, but only at the rate of $14 per share. In other words, to the extent that a stockholder elected to receive cash, he or she would not receive the benefit of any increase in the "value" of the Greenwich Class B stock. The original merger agreement also limited the aggregate amount of cash Greenwich was obligated to pay to 50% of the total merger consideration.

         Because the transaction was structured in such as way as to qualify as a "tax-free reorganization" under the Internal Revenue Code, UNC stockholders who received only Greenwich Class B stock in the transaction would, generally speaking, not have recognized any gain or loss on the transaction for federal income tax purposes (other than to the extent of any cash received for fractional shares). If and to the extent that a stockholder received cash instead of Greenwich Class B stock, however, any gain or loss realized on the transaction would have been recognized for federal income taxes and hence would have been subject to tax.

         Closing under the original merger agreement was subject to a number of conditions, including the following:

         (bullet) Approval of the transaction by the stockholders of both UNC and Greenwich

         (bullet) Expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act

         (bullet) Effectiveness of a registration statement to be filed with the Commission covering the Greenwich Class B stock to be issued to the UNC stockholders in the transaction

         (bullet) Greenwich's successful completion of an offering of its senior notes in the approximate amount of $200 million and an offering of Greenwich Class B stock in the approximate amount of $150 million in order to fund, among other things, Greenwich's payment of the cash merger consideration and the expenses of the transaction

         (bullet) Greenwich's delivery to UNC of a standby funding commitment from Salomon or another recognized investment banking firm or financial institution sufficient to cover any payments required to be made to holders of UNC's Senior Notes, Senior Subordinated Notes, and Convertible Subordinated Debentures as a result of the transaction

         (bullet) Receipt of opinions from counsel to Greenwich and counsel to UNC to the effect that the transaction would constitute a "tax-free reorganization" under the Internal Revenue Code, with the effects described above

         GE'S ACQUISITION OF GREENWICH AND THE AMENDED MERGER AGREEMENT
WITH UNC.

         On Sunday, March 2, 1997, approximately two weeks after the announcement of the original merger agreement, Mr. Colussy and UNC's counsel were invited to an evening meeting at the home of Eugene P. Conese, Sr., Greenwich's Chairman and Chief Executive Officer. At the meeting, Mr. Conese, together with Eugene P. Conese, Jr. and Greenwich's counsel, advised Mr. Colussy and UNC's counsel that GE had proposed acquiring Greenwich in a merger in which the stockholders of Greenwich would receive $31 per share in GE common stock or, at each stockholder's election, in cash. Those present discussed the implications of this development for the transaction between UNC and Greenwich reflected in the original merger agreement, in which the UNC stockholders were to receive Greenwich Class B stock. Mr. Conese expressed the belief that, based on his discussions with John F. Welch, Jr., Chairman of the Board and Chief Executive Officer of GE, GE would be willing to support an agreement by Greenwich to pay up to $15 in cash per share of UNC common stock. Those present concurred that GE's proposals would likely be attractive to the stockholders of both Greenwich and UNC and that, subject to further review and analysis by each company's legal and financial advisors and approval by each company's board of directors, further discussions and negotiations with GE should proceed.

         In the days following the March 2 meeting, representatives of UNC, including UNC's legal counsel and financial advisors, met numerous times with representatives of Greenwich and GE at the offices of Greenwich's counsel in Miami, Florida to discuss and negotiate the transaction reflected in the amended merger agreement. During this period the Board of Directors met on three occasions by telephone, including two meetings on Sunday, March 9. At these meetings of the Board of Directors, the Board was informed of the status of negotiations and discussed at length whether and under what conditions to accept the GE/Greenwich proposal or whether instead to insist on Greenwich's performance in accordance with the terms of the original merger agreement.

         At the meeting on Sunday morning, March 9, the Board was advised of Greenwich's offer to acquire all of the common stock and preferred stock of UNC for cash at a price of $15 per UNC common share and informed that this was the highest offer that GE was willing to support. At this time, based on the immediately preceding twenty trading days, the "value" of the Greenwich Class B stock UNC's stockholders would have received under the original merger agreement was $14 per UNC common share. Given the uncertainty that this "value" would increase at all - much less reach the theoretical maximum of $16.10 per UNC common share - by the time the transaction could be completed, and because the maximum guaranteed CASH price UNC had ever sought from Greenwich was $15 per share, the Board ultimately determined that insisting on Greenwich's performance in accordance with the original merger agreement was not in the best interests of UNC's stockholders. The Board also heard the opinion of J.P. Morgan that $15 per share in cash was fair from a financial point of view to the stockholders of UNC. After exploring the reasons underlying this opinion and discussing the matter extensively, the Board determined to adjourn until later in the day to give members of the Board a further opportunity to consider the matter. The Board reconvened early that afternoon and, after further discussion, unanimously approved the amended merger agreement and recommended its approval by the stockholders of UNC. Later the same day, UNC executed and delivered the amended merger agreement and Greenwich entered into the GE/Greenwich merger agreement. On March 10, Greenwich, UNC, and GE issued a joint press release announcing the amended merger agreement between UNC and Greenwich and GE's acquisition of Greenwich pursuant to the GE/Greenwich merger agreement.

REASONS FOR THE MERGER

         The Board of Directors unanimously believes that the merger is in the best interests of UNC's stockholders and is the most effective means available for maximizing the value of the stockholders' investment in UNC. In particular, shares of UNC's common stock during the first three quarters of 1996 traded between $5.63 and $9.50 per share. During the fourth quarter of 1996, shares traded between $8.63 and $12.00 per share and immediately before the announcement on February 13, 1997 of the original merger agreement reached a high of $11.00 per share. In the Board's view, a price of $15 per share for UNC's common stock is fair consideration to UNC's stockholders. While this price or an even higher price might ultimately be realizable in the market if UNC continues pursuing its current business strategy, there is no assurance that the price will ever reach this level or that it will reach this level within any particular time period. Accordingly, the Board of Directors has approved the amended merger agreement and the transactions contemplated thereby and recommends that the stockholders of UNC vote FOR approval and adoption of the amended merger agreement.

      In making its determination that the merger is in the best interests of UNC's stockholders and that the merger consideration is fair to UNC's stockholders, and in particular in agreeing to the amended merger agreement, the Board of Directors considered a number of factors:

         (bullet) the opinion and analysis of J.P. Morgan that, as of March 9, 1997, the merger consideration of $15 per share in cash was fair from a financial point of view to the stockholders of UNC

         (bullet) the trading history of UNC's common stock, which is summarized above and presented in greater detail on page 7. The market price of UNC's common stock has generally been below $11 per share, except for a brief period in late 1996 when it reached a high of $12 per share.

         (bullet) the amount of the merger consideration. Under the original merger agreement, to the extent that a UNC stockholder elected to take cash instead of Greenwich stock, he would have received only $14 per share, as opposed to $15 per share under the amended merger agreement.

         (bullet) the price certainty of the merger consideration ($15 per share in cash). The amount each UNC stockholder will receive is not dependent upon the market price of the stock of either Greenwich or GE, which removes an element of risk from the transaction. Under the original merger agreement, at least part of the consideration to UNC's stockholders would have been shares of Greenwich nonvoting common stock.

         (bullet) the fact that completion of the merger is not contingent on GE's ability to obtain financing. Under the original merger agreement, completion of the transaction was conditioned on Greenwich's ability to obtain certain financing. (See "Background and Negotiation of the Merger - The Original Merger Agreement with Greenwich" on pages 13-15.)

         (bullet) the likelihood that the conditions to completion of the merger will be satisfied, which the Board viewed as greater under the amended merger agreement than under the original merger agreement

         (bullet) whether insisting on Greenwich's performance in accordance with the original merger agreement would be likely to result in any greater financial benefit to UNC's stockholders or would merely embroil UNC in costly and ultimately unproductive litigation

         (bullet) whether pursuing other strategic alternatives would ultimately produce greater value for or result in greater benefit to UNC's stockholders

         Although the Board thoroughly reviewed and considered the reasonableness of J.P. Morgan's analysis of the financial fairness of the merger consideration, the Board has not performed an independent financial analysis of the fairness of the merger consideration but instead has relied upon the analysis and the conclusions of J.P. Morgan. In the Board's view, there were no negative factors for its consideration.

         This summary of the material factors considered by the Board of Directors does not describe every matter considered. In view of the wide variety of factors considered, the Board of Directors did not quantify or assign relative weights to any of these factors, and individual directors may have given differing weights to different factors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED, AND RECOMMENDS THAT THE STOCKHOLDERS OF UNC VOTE FOR APPROVAL AND ADOPTION OF, THE AMENDED MERGER AGREEMENT.

FAIRNESS OPINION OF J.P. MORGAN

         In early September 1996, after discussions with various candidates, UNC asked J.P. Morgan Securities Inc. to act as UNC's financial advisor to assist in evaluating possible acquisitions by UNC and identifying other strategic alternatives. When discussions with Greenwich began in October, UNC sought J.P. Morgan's assistance with and advice on structuring a transaction with Greenwich Pursuant to an engagement letter dated December 10, 1996 and amended March 9, 1997, UNC formally retained J.P. Morgan to render an opinion concerning the fairness of the proposed merger from a financial point of view to UNC's stockholders.

         At the meeting of the Board of Directors on March 9, 1997, J.P. Morgan rendered its oral opinion to the Board of Directors that, as of that date, the consideration to be paid to UNC's stockholders in the proposed merger was fair from a financial point of view to UNC's stockholders. J.P. Morgan confirmed its March 9, 1997 oral opinion by delivering its written opinion to the Board of Directors, dated March 10, 1997, that, as of such date, the consideration to be paid to UNC's stockholders in the proposed merger was fair from a financial point of view to UNC's stockholders. No limitations were imposed by the Board of Directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

         The full text of the written opinion of J.P. Morgan, dated March 10, 1997, which sets forth the assumptions made, matters considered and limits on the review undertaken, is included as APPENDIX III to this Proxy Statement and is incorporated into this Proxy Statement by reference. You are urged to read the opinion in its entirety. J.P. Morgan's written opinion is addressed to the Board of Directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any stockholder as to how the stockholder should vote at the special meeting. J.P. Morgan has consented to the use of its name and this summary of its opinion in this Proxy Statement. This summary, however, is qualified in its entirety by reference to the full text of the opinion.

         In arriving at its opinions, J.P. Morgan reviewed, among other things, in the case of its March 9, 1997 opinion, a draft of the amended merger agreement and, in the case of its opinion dated March 10, 1997, the amended merger agreement; the unaudited financial statements of UNC for the fiscal year ended December 31, 1996, the audited financial statements of Greenwich for the fiscal year ended September 30, 1996, and the unaudited financial statements of Greenwich for the period ended December 31, 1996; current and historical market prices of UNC's common stock; certain publicly available information concerning the business of UNC and of certain other companies engaged in businesses comparable to those of UNC, and the reported market prices for certain other companies' securities deemed comparable; publicly available terms of certain transactions involving companies comparable to UNC and the consideration paid for such companies; the terms of other business combinations deemed relevant by J.P. Morgan; and certain internal financial analyses and forecasts prepared by UNC's management. J.P. Morgan also held discussions with certain members of the management of UNC and Greenwich with respect to certain aspects of the merger, and the past and current business operations of UNC, the financial condition and future prospects and operations of UNC, and certain other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan visited certain representative facilities of UNC and reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

         J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by UNC and Greenwich or otherwise reviewed by J.P. Morgan. J.P. Morgan has not assumed any responsibility or liability for the accuracy or completeness of that information. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to J.P. Morgan, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of UNC to which such analyses or forecasts relate. J.P. Morgan has also assumed that the other transactions contemplated by the amended merger agreement will be completed as described in the amended merger agreement and this Proxy Statement.

         The projections furnished to J.P. Morgan for UNC were prepared by the management of UNC and were not specifically reviewed or approved by UNC's Board of Directors. UNC does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and these projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

         J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinions. Subsequent developments may affect those opinions. J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinions.

         In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinions. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinions.

         SELECTED TRANSACTION ANALYSIS. Using publicly available information, J.P. Morgan examined selected transactions with respect to the aviation industry during 1996. This analysis provides a range of values for UNC as compared to other transactions that have occurred within the industry in which UNC operates. Specifically, J.P. Morgan reviewed the following transactions: BBA Group PLC's acquisition of Dallas Airmotive, Thiokol Corporation's and Carlyle Group's acquisition of Howmet Corporation, Precision Castparts Corporation's acquisition of AE Turbine Components LTD, BE Aerospace Inc.'s acquisition of Burns Aerospace Corporation, Greenwich's acquisition of Aviall Inc., and UNC's acquisition of Garrett Aviation Services. The transaction value, calculated as the sum of the purchase price and net debt assumed, was divided by the target's last twelve months sales, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA"), yielding quotients referred to herein as "transaction multiples." J.P. Morgan selected the median value for each multiple, specifically: 0.75 x sales, 11.3 x EBIT and 6.6 x EBITDA. The multiples implied by the merger were 0.71 x sales, 15.0 x EBIT and 10.4 x EBITDA. The median comparable transaction multiples were then multiplied by UNC's sales, EBIT, and EBITDA to arrive at equity values for UNC's common stock of $16, $8 and $4 per share, respectively.

         PUBLIC TRADING MULTIPLES. Using publicly available information, J.P. Morgan compared selected financial data of UNC with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to UNC. The companies selected by J.P. Morgan were AAR Corporation, BF-Goodrich Co., Greenwich Air Services, Inc., Hexcel Corporation, Rohr Inc. and Sundstrand Corporation. These companies were selected, among other reasons, because each serves the market for aviation products and services. For each comparable company, publicly available financial performance through the twelve months ended September 30, 1996 (except for AAR Corporation and Rohr Inc., whose financial performance was publicly available through November 30, 1996, and November 3, 1996, respectively) was measured. These companies' firm value, calculated as the sum of the equity value, net debt and preferred stock, was divided by their last twelve months sales, EBIT and EBITDA, yielding quotients referred to herein as "trading multiples." J.P. Morgan selected the median value for each multiple, specifically: 1.12 x sales, 13.1 x EBIT, and 9.8 x EBITDA. The multiples implied by the merger were 0.71 x sales, 15.0 x EBIT and 10.4 x EBITDA. These median comparable trading multiples were then multiplied with UNC's sales, EBIT, and EBITDA, yielding implied trading values for UNC's common stock of approximately $32, $11, and $14 per share, respectively. J.P. Morgan did not view the $32 per share implied by the median comparable sales multiple as indicative of UNC's value, as sales multiples are typically less effective measures of value and do not consistently reflect relative levels of profitability. In this case, the median EBIT margin (I.E., the ratio of EBIT to sales) for the selected publicly traded comparable companies was approximately 8%, whereas UNC's EBIT margin was approximately 5%, making the sales multiple less appropriate in establishing UNC's value.

         DISCOUNTED CASH FLOW ANALYSIS. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for UNC's common stock. J.P. Morgan calculated the unlevered free cash flows that UNC is expected to generate during fiscal years 1997 through 2000 based upon financial projections prepared by the management of UNC as $40.6, $68.9, $54.5 and $60.1 million for those years, respectively (the "management" case), as well as upon management projections adjusted by J.P. Morgan (the "market" case) to reflect more moderate growth in revenues and lower operating margins during the four-year period ending December 31, 2000. The unlevered free cash flows of the "market" case were $40.6, $70.1, $50.2 and $47.0 million for 1997 through 2000, respectively, J.P. Morgan also calculated a range of terminal asset values of UNC at the end of this four-year period by applying a perpetual growth rate ranging from 2.5% to 3.5% of the unlevered free cash flow of UNC during the final year of the four-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.5% to 10.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of UNC. The range of the present value of the terminal asset values resulting from these perpetual growth rates and discount rates was $705 to $940 million in the "management" case and $534 to $712 million in the "market" case. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for UNC's estimated 1996 fiscal year-end excess cash and total debt. Based on the management projections and a range of discount rates from 9.5% to 10.5%, the discounted cash flow analysis indicated a range of equity values of $15 (using a 10.5% discount rate and 2.5% growth rate) to $22 (using a 9.5% discount rate and 3.5% growth rate) per share of UNC's common stock on a stand-alone basis (I.E., without synergies). The "market" case indicated a range of $9 (using a 10.5% discount rate and 2.5% growth rate) to $15 (using a 9.5% discount rate and 3.5% growth rate) per share of UNC's common stock on a stand-alone basis (I.E., without synergies).

         "MARKET" CASE. The "market" case reflects a scenario with slower sales growth and lower operating margins than the "management" case during fiscal years 1997 through 2000. Sales growth is lowered in years 1998 and 1999 from 8.0% and 7.0% to 2.6% and 1.4%, respectively. Operating margins in years 1998 through 2000 change from 6.4%, 6.8% and 7.1% to 5.9%, 5.7% and 6.1%, respectively. Additionally, the "market" case incorporates a lower operating margin in its terminal free cash flow of 6.1% versus 7.1% in the management case.

         The summary set forth above does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

         As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise UNC with respect to the merger and to deliver an opinion to the Board of Directors of UNC with respect to the merger on the basis of such experience and its familiarity with UNC.

         For services rendered in connection with the merger and the delivery of its opinion, UNC has agreed to pay J.P. Morgan a fee of $3 million, payable upon completion of the merger, or a "no-go" fee of $1 million payable in the event that a "Transaction" (as defined in J.P. Morgan's engagement letter with UNC) has not been completed as of January 28, 1998. In addition, UNC has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

         J.P. Morgan and its affiliates maintain banking and other business relationships with UNC and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of UNC or Greenwich for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

SUMMARY OF THE AMENDED MERGER AGREEMENT

         THE FOLLOWING SUMMARY DESCRIBES ALL OF THE MATERIAL TERMS OF THE AMENDED MERGER AGREEMENT. A COPY OF THE AMENDED MERGER AGREEMENT (NOT INCLUDING THE EXHIBITS AND SCHEDULES) IS INCLUDED AS APPENDIX I TO THIS PROXY STATEMENT.

         CONDITIONS TO COMPLETION OF THE MERGER

         Under the amended merger agreement, completion of the merger is subject to a number of conditions, which are summarized below. Among these conditions to completion of the merger is the condition that all conditions to completion of the GE/Greenwich merger contained in the GE/Greenwich merger agreement have also been satisfied or waived. Consequently, the conditions to completion of the GE/Greenwich merger are also summarized below.

         CONDITIONS TO OBLIGATIONS OF BOTH UNC AND GREENWICH. The obligations of both Greenwich and UNC are subject to the satisfaction or waiver (if a waiver is legally permitted), on or before the "closing date," of the following conditions. Under the amended merger agreement, the "closing date" means the date of the closing meeting held to confirm the satisfaction or waiver of the conditions to completion of the merger. This date is subject to agreement between UNC and Greenwich.

         (bullet) UNC STOCKHOLDER APPROVAL. The merger has been approved by the holders of a majority of the outstanding shares of UNC common stock at the special meeting;

         (bullet) HSR ACT. The waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or been terminated. THIS CONDITION WAS SATISFIED ON AUGUST 8, 1997;

         (bullet) NO ORDERS. No order, decree, or injunction has been enacted, entered, promulgated, or enforced by any United States court or governmental authority which prohibits the completion of the merger or of the GE/Greenwich merger;

         (bullet) OTHER CONSENTS AND APPROVALS. All requirements of the
                  Securities Exchange Act of 1934 have been satisfied and any other necessary governmental, regulatory, stockholder, and third-party lender, customer, or other clearances, consents, licenses, and approvals have been received.

         CONDITIONS TO THE OBLIGATIONS OF GREENWICH. In addition to the conditions described above, the obligation of Greenwich to complete the merger is subject to the satisfaction or waiver (if a waiver is legally permitted), on or before the closing date, of each of the following conditions:

         (bullet) UNC REPRESENTATIONS AND WARRANTIES. The representations and warranties of UNC contained in the amended merger agreement must be true and correct in all material respects as of the date of the amended merger agreement and as of the closing date, and UNC's chief executive officer and principal financial officer must deliver to Greenwich a certificate to that effect. These representations and warranties are summarized below. See "Representations and Warranties Representations and Warranties of UNC."

         (bullet) PERFORMANCE OF UNC'S OBLIGATIONS. UNC must have performed each of its obligations under the amended merger agreement, to the extent these obligations are by their terms required to be performed on or before the closing date, and UNC's chief executive officer and principal financial officer must deliver to Greenwich a certificate to that effect;

         (bullet) COMPLETION OF GE/GREENWICH MERGER. All conditions to the completion of the GE/Greenwich merger must have been satisfied or waived. These conditions are generally analogous to the conditions to the UNC/Greenwich merger and specifically include the following:

                  (bullet) GREENWICH STOCKHOLDER APPROVAL. The GE/Greenwich
                           merger has been approved by the holders of a majority of Greenwich's voting common stock. THIS CONDITION WAS SATISFIED ON AUGUST 11, 1997;

                  (bullet) HSR ACT. The waiting period applicable to the
                           GE/Greenwich merger under the Hart-Scott-Rodino Act has expired or been terminated. THIS CONDITION WAS SATISFIED ON AUGUST 18, 1997;

                  (bullet) REGISTRATION STATEMENT. A Registration Statement
                           covering the shares of GE common stock to be issued to the Greenwich stockholders in the GE/Greenwich merger has been filed with the Commission and been declared effective and the shares have been authorized for listing on the NYSE. This condition has been satisfied, subject only to giving the NYSE official notice of issuance of the shares, which will occur upon the closing of the GE/Greenwich merger.

              In general, the GE/Greenwich merger agreement provides that it may be terminated at the option of either GE or Greenwich if the GE/Greenwich merger has not been completed by September 30, 1997.

         CONDITIONS TO THE OBLIGATIONS OF UNC. In addition to the conditions described above, the obligation of UNC to complete the merger is subject to the satisfaction or waiver (if a waiver is legally permitted), on or before the closing date, of each of the following conditions:

         (bullet) GREENWICH REPRESENTATIONS AND WARRANTIES. The representations and warranties of Greenwich and Condor contained in the amended merger agreement must be true and correct in all material respects as of the date of the amended merger agreement and as of the closing date, and Greenwich's chief executive officer and principal financial officer must deliver to UNC a certificate to that effect. These representations and warranties are summarized below. See "Representations and Warranties - Representations and Warranties of Greenwich."

         (bullet) PERFORMANCE OF GREENWICH'S OBLIGATIONS. Greenwich must have performed each of its obligations under the amended merger agreement, to the extent these obligations are by their terms required to be performed on or before the closing date, and Greenwich's chief executive officer and principal financial officer must deliver to UNC a certificate to that effect.

         REPRESENTATIONS AND WARRANTIES

         Under the amended merger agreement, UNC has made certain representations and warranties to Greenwich and Condor, and Greenwich and Condor have made certain representations and warranties to UNC.

         REPRESENTATIONS AND WARRANTIES OF UNC. UNC's representations and warranties with respect to UNC and its subsidiaries relate, among other things, to:

         (bullet) UNC's capital structure and the ownership of UNC's subsidiaries

         (bullet) The need for filings, registrations, consents, and approvals in connection with the merger and the absence of conflicts with UNC's organizational documents, certain agreements, and applicable law

         (bullet) The accuracy and completeness of UNC's reports filed with the Commission and the financial statements contained in those reports

         (bullet) The absence of changes in the business, financial condition, results of operations, or prospects of UNC which would be materially adverse to UNC or its business operations

         (bullet) The accuracy and completeness of this Proxy Statement

         (bullet) The absence of pending or threatened litigation against UNC which UNC expects will have a material adverse effect on UNC

         (bullet) Title to and sufficiency of UNC's assets

         (bullet) The status of certain material contracts of UNC

         (bullet) UNC's collective bargaining relationships and the absence of certain labor-related matters or disputes

         (bullet) The existence and status of UNC's employee benefit plans

         (bullet) Certain tax matters

         (bullet) UNC's insurance and reinsurance policies

         (bullet) UNC's compliance with applicable laws, including environmental laws

         (bullet) The absence of undisclosed transactions with affiliates

         (bullet) The fees and expenses of UNC's financial advisors and consultants

         (bullet) The accuracy of the information provided by UNC to Greenwich

         (bullet) The absence of undisclosed liabilities

         (bullet) UNC's receipt of J.P. Morgan's written fairness opinion

         (bullet) The nonapplicability of certain restrictions on business combinations under the Delaware General Corporation Law

         REPRESENTATIONS AND WARRANTIES OF GREENWICH AND CONDOR. Greenwich's and Condor's representations and warranties with respect to Greenwich and its subsidiaries relate, among other things, to:

         (bullet) The need for filings, registrations, consents, and approvals in connection with the merger and the absence of conflicts with Greenwich's organizational documents, certain agreements, and applicable law

         (bullet) The fees and expenses of Greenwich's financial advisors and consultants

         (bullet) The accuracy of the information provided by Greenwich to UNC

         (bullet) Greenwich's provision to UNC of a true and complete copy of the GE/Greenwich merger agreement and the authorization of the GE/Greenwich merger agreement by the Board of Directors of Greenwich.

         CONDUCT OF BUSINESS PENDING THE MERGER

         From the date of the amended merger agreement to the effective time of the merger, UNC and its subsidiaries are required to continue conducting their operations in the ordinary and usual course of business, consistent with past practice, and to use their best efforts to preserve intact their business organizations, to keep available the services of their officers and employees, and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having material business relationships with them. In particular, under the amended merger agreement, UNC and its subsidiaries may not, without the prior written consent of Greenwich:
(a) amend its organizational documents; (b) except as may be required by existing agreements, issue any additional shares of capital stock or any options, warrants, or other rights to acquire capital stock; (c) split, combine, or reclassify any shares of its capital stock or redeem or otherwise acquire any its securities; (d) except in the ordinary course of business or as otherwise permitted in the amended merger agreement, incur or assume any indebtedness; make any loans, advances, or capital contributions; enter into or amend any material contract; or make capital expenditures; (e) except as required by law or as otherwise provided in the amended merger agreement, enter into, adopt, or amend any bonus, profit-sharing, compensation, severance, termination, stock option, or other benefit plan or arrangement or increase compensation or fringe benefits of directors, officers, or employees; (f) sell, lease, or dispose of any real estate or other material assets, other than inventory in the ordinary course of business; (g) accelerate the collection of accounts receivable or delay payment of accounts payable or take certain other actions, other than in the ordinary course of business in a manner consistent with past practice; (h) make any material tax election or settle or compromise any material tax liability; (i) except for professional fees, pay or satisfy any material claims, liabilities, or obligations, other than in the ordinary course of business; (j) hold any meeting of stockholders, other than as required by law; or take any action that would likely result in any of the covenants or conditions contained in the amended merger agreement not being satisfied as of the closing date.

         Greenwich likewise is obligated to conduct business only in the ordinary course and to refrain from taking certain actions, as set forth in the GE/Greenwich merger agreement.

         NO SOLICITATION OF COMPETING TRANSACTIONS

         Under the amended merger agreement, UNC is prohibited from directly or indirectly:

         (bullet) soliciting, initiating, or encouraging submission of proposals or offers from any person relating to the acquisition or purchase of all or a substantial portion of the assets of, or any equity interest in, UNC or any of its subsidiaries, or any business combination involving UNC or any of its subsidiaries, except to the extent required by fiduciary obligations under applicable law as advised by counsel;

         (bullet) participating in any negotiations regarding, or furnishing to any other person any information with respect to, or otherwise cooperating in any way with, or assisting or participating in, facilitating, or encouraging, any effort or attempt by any other person to do or seek any of the foregoing.

         In addition, UNC is obligated to advise Greenwich if any such proposal or offer, or any inquiry or contact with any person with respect to such a proposal or offer, is made; to inform Greenwich promptly of any such proposal or offer; and to furnish Greenwich with copies of any such written proposal or offer and the contents of any communications in response thereto.

         If before the effective time of the merger a person makes a "Superior Proposal," then UNC may terminate the amended merger agreement, unless Greenwich elects to make, within ten business days after receiving notice of the Superior Proposal, an offer that the Board of Directors of UNC believes, in good faith after consultation with its financial advisors, is at least as favorable from a financial point of view to the UNC stockholders as the Superior Proposal. The amended merger agreement defines "Superior Proposal" as a BONA FIDE proposal with respect to the acquisition of all or substantially all of UNC's outstanding capital stock or assets that the Board of Directors of UNC believes in good faith, after consultation with its financial advisors, is more favorable from a financial point of view to the stockholders of UNC than the merger. If UNC avails itself of this right to terminate, however, then UNC must promptly pay to Greenwich the sum of $20 million.

         UNC STOCK OPTIONS AND  WARRANTS

         Under the amended merger agreement, each option and warrant to purchase shares of UNC common stock will be canceled and converted as of the effective time of the merger into the right to receive a cash payment equal to (i) the difference between $15.00 and the exercise price of the option or warrant multiplied by (ii) the number of shares of UNC common stock issuable upon exercise of the option or warrant.

         INDEMNIFICATION AND INSURANCE

         Under the amended merger agreement, Greenwich is obligated to cause UNC, as the surviving corporation in the merger, to maintain for seven years after the effective time of the merger all rights of indemnification existing in favor of the directors and officers of UNC on terms no less favorable than those provided in UNC's certificate of incorporation and bylaws as of the date of the amended merger agreement with respect to matters occurring before the effective time of the merger. In addition, Greenwich is obligated to maintain in effect for three years from the effective time of the merger the policies for directors' and officers' liability insurance currently maintained by UNC (or other policies of at least the same coverage containing terms and conditions that are not materially less advantageous) with respect to matters occurring before the effective time of the merger to the extent such insurance is available to Greenwich in the market.

          Under the terms of the GE/Greenwich merger Agreement, GE has guaranteed these obligations and, in addition, has agreed to indemnify all officers and directors of UNC, to the fullest extent permitted by Delaware law and UNC's certificate of incorporation and bylaws, against all liabilities, costs, expenses, and claims related to the GE/Greenwich merger and the other transactions contemplated by the GE/Greenwich merger agreement which may be asserted against the officers and directors of UNC, other than liabilities resulting from a breach of their fiduciary duties. Included within the scope of this indemnification are reasonable legal fees and disbursements, which are required to be paid, reimbursed, or advanced by GE in a manner consistent with the applicable provisions of GE's bylaws. This indemnification obligation becomes effective only upon completion of both the UNC/Greenwich merger and the GE/Greenwich merger.

         UNC RIGHTS AGREEMENT

         Under the amended merger agreement, UNC is obligated to take all necessary action (including but not limited to redemption) so that, as of the effective time of the merger: (i) the Rights Agreement dated September 25, 1987 between UNC and Manufacturers Hanover Trust Company, as amended on May 16, 1996 in respect of the potential issuance of Series A Preferred Stock will be terminated and none of Greenwich, GE, or any of their respective affiliates will deem to be an "Acquiring Person" or an "Adverse Person" (as those terms are defined in the Rights Agreement) and (ii) a "Distribution Date" (as that term is defined in the Rights Agreement) will not occur by virtue of the merger or the GE/Greenwich merger agreement. In addition, UNC is obligated to take any and all action reasonably requested by Greenwich to ensure and confirm that UNC, Greenwich, and their affiliates will not have any obligations in connection with the Rights or the Rights Agreement in connection with the merger. The Board of Directors intends to redeem the Rights as of the effective time of the merger for $.01 each, as permitted by the Rights Agreement.

         REVERSION TO ORIGINAL MERGER AGREEMENT

         Greenwich must promptly notify UNC if the GE/Greenwich merger is terminated for any reason. The amended merger agreement provides that, if the GE/Greenwich merger is terminated, the amended merger agreement will automatically be deemed, without any action by UNC or Greenwich, to be further amended, restated, and modified so that all of the terms and conditions set forth in the original merger agreement will, for all purposes, be deemed to be the terms and conditions of the amended merger agreement (with certain minor modifications). If the original merger agreement is so revived, the outside effective time for completion of the transaction is automatically extended to the date that is 120 days after the date Greenwich so notifies UNC.

         If the original merger agreement is revived, either before or after the approval by UNC's common stockholders of the amended merger agreement, Greenwich and UNC will at the appropriate time file with the Commission a joint proxy statement/prospectus describing the original merger transaction and covering the shares of Greenwich Class B stock to be issued in the transaction. Once the joint proxy statement/prospectus becomes effective, it will be sent to UNC's common stockholders and a meeting of stockholders will be held to vote on the transaction.

         AMENDMENT OF GE/GREENWICH MERGER AGREEMENT

         The amended merger agreement prohibits Greenwich, without UNC's prior written consent, from: (i) consenting to any amendment of, or otherwise waiving the benefit of, certain provisions of the GE/Greenwich merger agreement; (ii) agreeing to terminate the GE/Greenwich merger agreement; or (iii) otherwise modifying or amending the GE/Greenwich merger agreement in any respect that could materially impair or adversely affect the rights or benefits inuring (directly or indirectly) under the GE/Greenwich merger agreement to UNC or any of its subsidiaries or their officers, directors, or stockholders. In addition, Greenwich has agreed to cooperate and consult with UNC with respect to, and otherwise keep UNC informed of developments relating to, satisfaction of the conditions to completion of the GE/Greenwich merger.

         CERTAIN OTHER AGREEMENTS

         The amended merger agreement also obligates UNC and Greenwich in certain other respects, including the following:

         (bullet) UNC and Greenwich are obligated to furnish to each other and to GE information and materials concerning their businesses and to provide access to their facilities to the extent requested.

         (bullet) UNC and Greenwich are obligated to use their best efforts to take or cause to be taken any action necessary, proper, or advisable to complete the merger and the transactions contemplated by the GE/Greenwich merger agreement and to use their best efforts to obtain any necessary consents of third parties and governmental authorities.

         (bullet) UNC is obligated to deliver to Greenwich quarterly financial statements as soon as available but in no event later than 30 days after the end of each of UNC's fiscal quarters.

         (bullet) Each party is obligated to notify the other in writing of any event that may result in the failure to satisfy any of the conditions to closing.

         TERMINATION; EFFECTS OF TERMINATION

         The amended merger agreement may be terminated at any time before the effective time of the merger, even if the merger has already been approved by the stockholders of UNC:

         (bullet) By mutual consent of the boards of directors of Greenwich and UNC.

         (bullet) By Greenwich or UNC if the merger has not been completed by September 30, 1997. This right to terminate, however, is not available to a party whose act or omission (which act or omission was solely within such party's control) has resulted in this date's having passed without the merger having been completed. In addition, Greenwich is deemed to have agreed to extend the date as and to the extent that the outside date for completion of the GE/Greenwich merger may from time to time be extended.

         (bullet) By either Greenwich or UNC if a United States court of other governmental body has issued an order, judgment, or decree (other than a temporary restraining order) restraining, enjoining, or otherwise prohibiting the merger which has become final and nonappealable.

         (bullet) By Greenwich if: (i) the merger is voted upon by the holders of UNC common stock and is not approved; or (ii) the UNC Board of Directors withdraws, modifies, or amends its recommendation contained in this Proxy Statement that the stockholders of UNC adopt and approve the merger in any respect materially adverse to Greenwich;

         (bullet) By Greenwich if there is a breach by UNC of any representation or warranty set forth in the amended merger agreement which has a "UNC Material Adverse Effect" (as defined in the amended merger agreement) AND is within the actual knowledge of one of the senior management personnel of UNC identified by name in the amended merger agreement;

         (bullet) By Greenwich if UNC breaches any covenant or agreement contained in the amended merger agreement and the breach makes completion of the merger either impossible or impracticable for Greenwich;

         (bullet) By UNC if any person makes a Superior Proposal and Greenwich does not elect to make, within ten business days after receiving notice of the Superior Proposal, an offer that the Board of Directors of UNC believes, in good faith after consultation with its financial advisors, is at least as favorable from a financial point of view to the UNC stockholders as the Superior Proposal. See "No Solicitation of Competing Transactions" above.

         If Greenwich terminates the amended merger agreement because the Board of Directors of UNC withdraws, modifies, or amends its recommendation as described above, or because UNC breaches a representation or warranty under the circumstances and with the effect described above, or because UNC breaches a covenant or agreement and thereby makes completion of the merger impossible or impracticable for Greenwich, then UNC is obligated to pay Greenwich a termination fee of $20 million. Likewise, if UNC terminates the amended merger agreement because of a Superior Proposal, then UNC is obligated to pay Greenwich a termination fee of $20 million. The amended merger agreement also provides that the termination fee constitutes full and complete liquidated damages and represents Greenwich's sole and exclusive remedy at law for termination of the amended merger agreement.

         If Greenwich terminates the amended merger agreement for any of the other reasons set forth above, then Greenwich will have no liability to UNC and will not be entitled to any termination fee from UNC.

         The amended merger agreement specifically provides that nothing contained in the amended merger agreement will prevent a party otherwise entitled to seek specific performance of the amended merger agreement from applying for and obtaining such equitable relief as a court may deem proper in the circumstances.

         AMENDMENTS AND WAIVERS

         The amended merger agreement specifically provides that Greenwich and UNC may, if authorized by their boards of directors and permitted by law: (i) agree in writing to modify, amend, or supplement any term or provision of the amended merger agreement and (ii) waive any term or provision of the amended merger agreement otherwise running to the benefit of the waiving party or its stockholders. The amended merger agreement also specifically provides that one or more persons may be added or substituted as constituent corporations to the merger and that a constituent corporation other than UNC may be designated as the surviving corporation in the merger, as long as there is no diminution or impairment of the rights and benefits inuring to the stockholders, officers, or directors of UNC and no increase in the obligations of any of the stockholders, officers, or directors of UNC.

         In general, an amendment may be made or a waiver may be given at any time before the effective time of the merger, even if UNC's stockholders have already approved the merger. Once UNC's stockholders have approved the merger, however, the amended merger agreement may not be amended or modified without further stockholder approval if the amendment or modification would reduce the amount or change the type of consideration into which the common stock is to be converted or would in any way materially adversely affect the rights of the of common stockholders.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain officers and directors own UNC common or preferred stock and, to that extent, their interest in the merger is the same as yours. In considering the Board's recommendation, however, you should be aware of the interests that certain officers and directors of UNC have in the merger that are different from your interest as a stockholder:

         CHANGE-IN-CONTROL PROVISIONS

         UNC has various agreements with nine of its senior executive officers which, among other things, require UNC and its successors to continue to employ each of the executives in the same position and with the same powers and duties, with no reduction in compensation or benefits, for a period of three years following a "change in control" of UNC. Approval of the merger by UNC's common stockholders will constitute a "change in control" for purposes of these agreements. Under these agreements, if an executive's employment is terminated for any reason other than death, disability, or cause, or if the executive terminates his employment because of a "company default" (as defined in the agreement), the executive is generally entitled to receive within five days of termination an amount equal to the compensation he would have received during the remaining term of his employment, computed by reference to his highest compensation preceding the date of termination, and to the continuation of all his benefits (or to compensation in lieu thereof). With certain exceptions, amounts due under these agreements are in addition to any amounts to which an executive is entitled under any UNC severance plan and are not offset by earnings from other employment. These agreements also provide that an executive may voluntarily terminate his employment at any time within one year of the change in control, in which event he is entitled to receive within five days of termination an amount equal to twice his annual base salary (including benefits) on the date of termination. The agreements also provide for the executives to be reimbursed for the impact, if any, of excise taxes that may be due as a result of payments under the agreements. See the Executive Compensation and Benefits Table below for a summary of the payments the executives may receive under these change in control agreements and the severance plan.

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN FOR EXECUTIVE OFFICERS

         Under UNC's Supplemental Executive Retirement Plan for Key Employees ("SERP") (which in the case of Mr. Colussy is provided for in his employment agreement), UNC is obligated to provide supplemental retirement benefits for certain executives of UNC upon attaining age 65 ("normal retirement age") or, at a reduced level, upon early retirement or disability after completing at least two years of service and attaining age 55. In general, the benefit to which a participant is entitled upon reaching normal retirement age (assuming at least 10 years of creditable service) is 60% of "final average base compensation," which generally takes into account the participant's three highest years of base salary and incentive compensation. Subject to completion of the merger, GE has agreed to guarantee

UNC's obligations to make payments under the SERP. See the Executive Compensation and Benefits Table below for a summary of the annual retirement payments senior executives will receive under the SERP.

         RESTRICTED STOCK AND STOCK OPTIONS.

         UNC maintains a number of stock-based incentive plans for employees, including executive officers of UNC, that provide for the award of shares of UNC common stock subject to vesting restrictions ("restricted stock") or the grant of options to acquire UNC common stock. Under these plans, upon the occurrence of a "change in control" such as the merger, shares of restricted stock vest fully, I.E., without restriction as to continued employment by UNC, and stock options become fully exercisable. Holders of unexercised options to acquire shares of UNC common stock, including options granted under these stock-based incentive plans to executive officers of UNC, are entitled to receive in cash as a consequence of the merger an amount equal to the "spread," I.E., the difference between $15 and the applicable exercise price per share, of such options. See the Executive Compensation and Benefits Table below for a summary of the amounts senior executives will receive as a result of the vesting of restricted stock and stock options as a result of the merger.

         EXECUTIVE COMPENSATION AND BENEFITS TABLE

         The table below sets forth the benefits UNC's executive officers may receive as a result of the merger, which are as follows: (i) lump sum payments under the change in control agreements, assuming a "company default" occurs entitling the executive to receive such payment and based on certain estimates of compensation and benefits (but excluding any excise tax amounts that may be due); (ii) lump-sum payments under UNC's severance plan, assuming the executive's employment is terminated under circumstances requiring such payment to be made; (iii) annual payments under the SERP based on certain actuarial, compensation and other assumptions; (iv) the value of restricted stock that vests as a result of the merger; and (v) the "spread" on stock options that vest as a result of the merger.


                                                                                       Options Becoming
                                                                                          Exercisable
                                                                                         Due to Merger
                                                            Restricted Stock
                                                        -------------------------  --------------------------

                         Change in Severance    SERP       Nunber     Aggregate       Number       Option
                          Control     Plan    (per        of Shares     Value        of Shares     Spread
                                                year)

     Dan A. Colussy      $3,628,000  $975,000  $692,000    266,034    $3,991,500         -      $       -

     John J. Bonasia     1,192,000    250,000   223,000      5,000        75,000         -              -

     Gregory M. Bubb       942,000    181,000    45,000     10,000       150,000      12,000       116,300

     L. David Clemons    1,470,000    275,000    72,000         -            -       133,000     1,080,000

     Ronald W. Frederick 1,219,000    220,000    65,000      2,500        37,500      24,000       232,600

     Gerald J. Knapp     1,050,000    193,500   132,000     15,000       225,000         -             -

     Paul X. McLain        763,000    166,000   117,000         -            -           -             -

     John H. Moellering  1,498,000    291,000   166,000     12,500       187,500      34,500       308,700

     Robert           L. 1,242,000    240,000   152,000     25,000       375,000         -             -
     Pevenstein


         OUTSIDE DIRECTORS SEPARATION FROM SERVICE PLAN

         Under an Outside Directors Separation from Service Plan adopted in 1987, each outside (I.E., nonemployee) director of UNC (which currently includes all of the directors other than Mr. Colussy) who has served at least three years on the Board of Directors is entitled to receive, upon ceasing to be a director for any reason other than death, a monthly benefit determined by reference to the director's years of service on UNC's Board of Directors. Under the "change in control" provisions of the plan, each outside director will, as a result of the merger, become entitled to receive benefits under the plan determined as though the director's service on the Board of Directors ceased on the date of the change of control. The annual payments to each outside director will be as follows:

                                                               Annual
                                                              Benefit
                                                            -------------
           Berl Bernhard                                        $ 7,500
           Beverly B. Byron                                       4,500
           John K. Castle                                        15,000
           John W. Gildea                                          -
           Freeman A Hrabowski, III                                -
           George V. McGowan                                     12,000
           Jack Mosely                                           13,500
           Lawrence A. Skantze                                   12,000

         INDEMNIFICATION; INSURANCE

         Greenwich has agreed to maintain certain rights of indemnification for a period of seven years after the effective time of the merger and to maintain coverage under certain policies of insurance for a period of three years after the effective time of the merger in favor of UNC's directors and officers. Under the GE/Greenwich merger agreement, GE has agreed to guarantee these obligations of Greenwich. See "The Merger - Summary of the Amended Merger Agreement - Indemnification and Insurance" above.

UNC SENIOR NOTES, SUBORDINATED NOTES, AND CONVERTIBLE SUBORDINATED DEBENTURES

         As of the record date UNC had outstanding three issues of debt securities:

         (bullet) $100 million in principal amount of 9-1/8% Senior Notes due
                  2003 (the "SENIOR NOTES")

         (bullet) $125 million in principal amount of 11% Senior Subordinated
                  Notes due 2006 (the "SENIOR SUBORDINATED NOTES")

         (bullet) $60.6 million in principal amount of 7-1/2% Convertible
                  Subordinated Debentures due 2006 (the "CONVERTIBLE
                  DEBENTURES")

         Because UNC will be the surviving corporation in the merger, the Senior Notes and Senior Subordinated Notes will remain the obligations of UNC (which will continue as a subsidiary of Greenwich, which in turn will continue as a subsidiary of GE). Neither the Senior Notes nor the Senior Subordinated Notes will become obligations of Greenwich or GE.

         The Senior Notes are not redeemable before July 15, 1998, and the Senior Subordinated Notes are not redeemable before June 1, 2001. Both the Senior Notes and the Senior Subordinated Notes provide, however, that upon the occurrence of a "Change in Control" UNC must offer to repurchase all of the Senior Notes and the Senior Subordinated Notes at 101% of face value (plus accrued but unpaid interest to the date of repurchase). The merger will constitute a Change in Control for this purpose. Holders of Senior Notes and Senior Subordinated Notes are not required to accept the repurchase offers. If not repurchased, the Notes will simply remain outstanding in accordance with their current terms.

         The Convertible Debentures are currently redeemable at par (plus accrued but unpaid interest) and are convertible, based on their face amount, into shares of UNC common stock at the rate of $15.40 per share. Although the Convertible Debentures are not required to be repurchased upon the occurrence of a "Change in Control," the governing Indenture requires that the "holding company" of which UNC becomes a subsidiary as a result of the merger deliver to the Convertible Debenture Trustee a supplemental Indenture assuming UNC's obligations under the existing Indenture. This supplemental Indenture must provide, among other things, for the right of Debenture holders to convert Debentures into the same consideration as is received by UNC common stockholders in the merger. In other words, each Debenture will be convertible (at the rate of $15.40 per share) into the right to receive $15.00, I.E., 97.4% of the face amount of the Debenture.

         GE has advised UNC that, while no decision has been made, GE is contemplating the repurchase of all or some of UNC's debt securities.

CERTAIN CONSEQUENCES OF THE MERGER

         After the merger, the UNC common stockholders will no longer have any interest in UNC or its future earnings or growth. Shares of UNC common stock will be deregistered under the Exchange Act and will no longer be listed for trading on any securities exchange.

CERTAIN GREENWICH AND GE LITIGATION

         Greenwich and members of its board of directors have been named as defendants in a putative class action lawsuit filed in the Court of Chancery of the State of Delaware, County of New Castle, FEDER V. GREENWICH AIR SERVICES, INC. ET AL, C.A. 15615. The complaint alleges that Greenwich's board failed to maximize stockholder value and otherwise breached its fiduciary duties. The complaint seeks, among other things, to enjoin the completion of the merger and unspecified money damages. Greenwich has advised UNC that it believes this lawsuit is without merit and that it intends to defend it vigorously.

         In addition, GE is the subject of a putative class action lawsuit brought by a stockholder of UNC and filed in the Superior Court of the State of Delaware, County of New Castle, ZUCKERBRAUN V. GENERAL ELECTRIC COMPANY AND GB MERGER CORP., C.A. 97C-05-36 VAB. The complaint alleges that GE engaged in economic duress and tortious interference with the original UNC/Greenwich merger agreement and seeks $18 million in damages. GE has advised UNC that it believes this lawsuit is without merit and that it intends to defend it vigorously.

                               REGULATORY MATTERS

         An important condition to both the UNC/Greenwich merger and the GE/Greenwich merger was the filing of notifications and reports under the Hart-Scott-Rodino Act and termination or expiration of the required waiting periods under the Act.

         UNC, Greenwich, and GE each filed the required notification and report forms on March 28, 1997 and subsequently provided to the Antitrust Division of the United States Department of Justice the additional information the Division requested.

         (bullet) The waiting period as to Greenwich and GE's acquisition of UNC was terminated on August 8.

         (bullet) The waiting period as to GE's acquisition of Greenwich was terminated on August 18.

          Thus, these conditions to the two mergers have been satisfied.

         Even though the Hart-Scott-Rodino waiting periods have been terminated, the Antitrust Division or the Federal Trade Commission could, at any time before or after completion of the merger, take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the UNC/Greenwich merger or the GE/Greenwich merger or seeking divestiture of substantial assets of UNC, Greenwich, or GE. The Antitrust Division has the authority to challenge the UNC/Greenwich merger or the GE/Greenwich merger on antitrust grounds before or after completion of the transactions.

         UNC is not aware of any material governmental or regulatory approvals that are required in order to complete the UNC/Greenwich merger or the GE/Greenwich merger, other than compliance with federal and state securities and corporate laws.

                        FEDERAL INCOME TAX CONSEQUENCES

         The merger is not intended to, and will not, constitute a "tax-free reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, for federal income tax purposes, you will recognize gain or loss as of the effective time of the merger measured by the difference between the merger consideration received for your shares and the adjusted basis of the shares. If the shares constitute a capital asset (within the meaning of Section 1221 of the Code) in your hands, the rate at which any gain is taxed for federal income tax purposes will depend on how long you have held the shares as of the effective time of the merger. Under recently enacted changes to the federal tax laws, the holding period necessary to receive the benefit of the lowest capital gains rate has been extended from twelve months to eighteen months.

         THIS SUMMARY DESCRIBES ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT DOES NOT DISCUSS ALL POTENTIALLY RELEVANT FEDERAL INCOME TAX MATTERS OR THE CONSEQUENCES TO ANY FOREIGN OR OTHER STOCKHOLDERS SUBJECT TO SPECIAL TAX TREATMENT, NOR DOES IT DISCUSS ANY STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. YOUR TAX CONSEQUENCES WILL DEPEND ON YOUR PARTICULAR CIRCUMSTANCES. FOR THIS REASON, AND PARTICULARLY IN LIGHT OF THE RECENTLY ENACTED CHANGES TO THE FEDERAL TAX LAWS REGARDING CAPITAL GAINS, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

                  OWNERSHIP OF COMMON STOCK BY CERTAIN PERSONS

The following table sets forth information, as of August 1, 1997, concerning those persons known to UNC to be the beneficial owners of more than 5% of UNC's issued and outstanding common stock.

Name and Address of                            Number of Shares      Percentage
Beneficial Owner  (1)                         Beneficially Owned      of Class

Heartland Advisors, Inc. (2)
790 North Milwaukee Street
Milwaukee, Wisconsin 53202                            1,045,247 (3)    5.7% (4)

Heartland Group, Inc. (5)
790 North Milwaukee Street
Milwaukee, Wisconsin 53202                            1,000,000 (6)    5.4%

Bridge Partners, L.P. (7))
115 East Putnam Avenue
Greenwich, Connecticut 06830                          2,014,286 (3)   10.1% (8)

Carson Street Partners, Inc. (9)
115 East Putnam Avenue
Greenwich, Connecticut 06830                          2,014,286 (3)   10.1% (8)

John W. Gildea (10)
115 East Putnam Avenue
Greenwich, Connecticut 06830                          3,000,000 (3)   14.4% (8)

Network Fund III Ltd  (11)
P.O. Box 219 Butterfield House
Grand Cayman, Cayman Islands B.W.I.                     842,857 (3)    4.5% (8)

J O Hambro & Company Limited (12)
10 Park Place
London SW1A 1LP England                              1,257,500 (13)    7.1% (14)

J O Hambro Asset Management Limited (12)
10 Park Place
London SW1A 1LP England                              1,257,500 (13)    7.1% (14)

J O Hambro & Partners Limited (15)
10 Park Place
London SW1A 1LP England                              1,257,500 (13)    7.1% (14)

Christopher Harward Bernard Mills (15)
10 Park Place
London SW1A 1LP England                              1,257,500 (13)    7.1% (14)

Growth Financial Services Limited (16)
77 Middle Street
Brockham, Surrey
RH3 7HL England                                        600,000 (13)    3.4% (14)

North Atlantic Smaller
Companies Investment Trust plc (17)
77 Middle Street
Brockham, Surrey
RH3 7HL England                                        600,000 (13)    3.4% (14)

American Opportunity Trust plc  (17)
77 Middle Street
Brockham, Surrey
RH3 7HL England                                        250,000 (13)    1.4% (14)

Oryx International Growth Fund Limited (17)
Bermuda House
St Julian's Avenue
St Peter Port, Guernsey                                300,000 (13)    1.7% (14)

Consulta (Channel Islands) Limited (15)
P.O. Box 208
Bermuda House
St. Julian's Avenue
St. Peter Port, Guernsey                               300,000 (13)    1.7% (14)

Dan A. Colussy
c/o UNC Incorporated
175 Admiral Cochrane Drive
Annapolis, MD 21401                                    977,780 (18)    5.3%

(1) The information set forth above with respect to Heartland Advisors and Heartland Group was provided to the Company in the beneficial owner's
         Schedule 13G dated December 8, 1995, as amended by Amendment No.2 dated February 12, 1997 and Amendment No. 3 dated May 8, 1997. The information set forth above with respect to Bridge Partners, L.P., Carson Street Partners, Inc., John W. Gildea and Network Fund III Ltd. was provided to the Company in the beneficial owner's schedule 13D dated June 10, 1996. The information set forth above with respect to J O Hambro & Partners Limited, J O Hambro Asset Management Limited, J O Hambro & Company Limited, Growth Financial Services Limited, Christopher Harwood Bernard Mills, North Atlantic Smaller Companies Investment Trust plc, American Opportunity Trust plc, Oryx International Growth Fund Limited and Consulta (Channel Islands) Limited was provided to the Company in the beneficial owner's Schedule 13D dated May 9, 1996, as amended by Amendment No. 2 dated July 8, 1996.

(2) Reporting as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) in respect of shares beneficially owned by its clients.

(3)      Sole voting power and sole dispositive power in respect of all shares.

(4)      Of which 6.8% is also held by Heartland Group.

(5) Reporting as an investment company in accordance with Rule 13d-1(b)(1)(ii)(D) in respect of shares beneficially owned by its clients.

(6)      Sole voting power only in respect of all shares.

(7) Reporting as a limited partnership which is the owner of 141,000 shares of the Company's Series B Senior Cumulative Preferred stock, convertible into 2,014,286 shares of common stock.

(8)      Filing as part of a group which owns an aggregate of 3,000,000 shares.

(9) Reporting as a corporation which is the general partner of Bridge Partners, L.P.

(10) Reporting as an individual who is the Chairman of the Board of Directors, Chief Executive Officer, President and Controlling Stockholder of Carson Street Partners, Inc. as well as the Chairman of the Board, Chief Executive Officer, President and sole stockholder of Gildea Management Company, which has the power to dispose of the 842,857 shares owned by Network Fund III, Ltd pursuant to an Investment Advisory Agreement.

(11) Reporting as a corporation which is the owner of common stock set forth above.

(12)     Reporting as a holding company in accordance with Rule
         13d-1(b)(1)(ii)(G) in respect of shares beneficially owned by its clients.

(13) Shared investment power and shared dispositive power in respect of all shares.

(14) Filing as part of a group which beneficially owns an aggregate of 1,257,500 shares.

(15) Reporting as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) in respect of shares beneficially owned by its clients.

(16) Reporting as an investment advisor pursuant to a contract with Christopher Mills in accordance with Rule 13d-1(b)(1)(ii)(E) in respect of shares beneficially owned by its clients.

(17) Reporting as an investment company in accordance with Rule 13d-1(b)(1)(ii)(D) in respect of shares beneficially owned by its clients.

(18) Includes 450,000 shares with respect to which Mr. Colussy, as of August 1, 1997, has the right to acquire ownership upon exercise of outstanding stock options within 60 days, 266,034 shares of restricted stock, 130,000 shares of unrestricted stock, 128,500 shares owned by Mr. Colussy's spouse and 3,246 shares that Mr. Colussy has the right to acquire within 60 days upon exercise of conversion rights relating to the Company's Convertible Debentures.


                     OWNERSHIP OF COMMON STOCK BY MANAGEMENT

         The following table sets forth the beneficial ownership, as of August 1, 1997, of UNC common stock by each of the directors, each of the executive officers named in the Summary Compensation Table contained in UNC's most recently filed Annual Report on Form 10-K, and all directors and executive officers as a group, as reported by such persons. Unless otherwise indicated in a footnote to the table, the director or executive officer held sole voting and investment power over the shares.

                                               Number of Shares     Percentage
          Name                                Beneficially Owned      of Class
          -----                               ------------------      --------
          Berl Bernhard                                   8,000           *
          John J. Bonasia                               122,500           *
          Beverly B. Byron                                5,000           *
          John K. Castle                                 30,000           *
          Dan A. Colussy  (1)(2)                        977,780        5.2%
          Ronald W. Frederick (1)                        38,800           *

          John W. Gildea                              3,000,000       14.0%
          Freeman A. Hrabowski, III                           0           *
          George V. McGowan                               2,000           *
          John H. Moellering (1)                         94,000           *
          Jack Moseley                                   10,000           *
          Robert L. Pevenstein (1)(3)                   204,550        1.1%
          Lawrence A. Skantze (4)                        20,000           *
          All directors and executive officers        4,769,801       21.3%
              as a group (18 persons) (1)

               * Less than 1%

(1) The number of shares stated as "beneficially owned" by executive officers includes shares with respect to which such executive officers, as of August 1, 1997, have the right to acquire beneficial ownership within 60 days (a) upon the exercise of outstanding options, if such options are exercised, as follows: Mr. Colussy, 450,000; Mr. Moellering, 68,000; Mr. Frederick, 23,500; Mr. Pevenstein, 142,500; Mr. Bonasia, 99,000; and all directors and executive officers as a group, exclusive of the foregoing 171,728, and (b) upon exercise of conversion rights relating to UNC's Convertible Debentures, as follows; Mr. Colussy, 3,246; and Mr. Pevenstein, 4,550.

(2) The number of shares shown as beneficially owned by Mr. Colussy includes 128,500 shares owned by his spouse, 266,034 shared of restricted stock and 130,000 shares of unrestricted stock.

(3) The number of shares shown as beneficially owned by Mr. Pevenstein includes 28,668 shares owned jointly with his spouse, and 1,483 shares held in custodian for his children.

(4) The number of shares shown as beneficially owned by Mr. Skantze includes 20,000 owned jointly with his spouse.


                         PROPOSALS OF SECURITY HOLDERS

         If the merger is completed, all of the outstanding stock of UNC will be owned by Greenwich. As a result, the stock will cease to be registered under the Exchange Act and, in particular, UNC will no longer be subject to the proxy rules promulgated under the Exchange Act. If the merger is not completed, UNC intends to hold an annual meeting as soon thereafter as is practicable. Because the date for any such annual meeting will have changed by more than thirty calendar days from the date contemplated at the time of the proxy statement for UNC's 1996 annual meeting, any proposals of security holders intended to be presented at such annual meeting must be received a reasonable time before the proxy statement for the annual meeting is mailed.

                                 OTHER BUSINESS

         As of the date of this Proxy Statement, UNC management knows of no business that will be presented for consideration at the special meeting other than the adoption and approval of the amended merger agreement. With respect to any other business that may properly come before the special meeting, and any matters incident to the conduct of the special meeting, proxies in the form accompanying this Proxy Statement will be voted in accordance with the judgment of the person or persons voting the proxies. This discretionary authority, however, will not be used to vote a proxy in favor of adjourning the special meeting to a later date or time if the proxy has been voted AGAINST adoption and approval of the amended merger agreement.

                     WHERE TO OBTAIN ADDITIONAL INFORMATION

         As required by law, UNC files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information filed with the Commission contain additional information about UNC. You can inspect and copy these materials at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the Commission's public reference rooms, you may call the Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

         The Commission allows UNC to "incorporate by reference" information into this Proxy Statement, which means that UNC can disclose important information by referring you to another document filed separately with the Commission. Information incorporated by reference is considered part of this Proxy Statement, except to the extent that the information is superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the information contained in the following documents previously filed by UNC with the Commission (Commission file number 1-7795):

         (a) UNC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (b)      UNC's Current Report on Form 8-K dated February 13, 1997;

         (c)      UNC's Current Report on Form 8-K dated March 9, 1997;

         (d) UNC's Quarterly Report on Form 10-Q for the period ended March 31, 1997; and

         (e) UNC's Quarterly Report on Form 10-Q for the period ended June 30, 1997.

         UNC also incorporates by reference into this Proxy Statement the information contained in all other documents UNC files with the Commission after the date of this Proxy Statement and before the special meeting. The information contained in any such document will be considered part of this Proxy Statement from the date the document is filed.

         IF YOU ARE A STOCKHOLDER OF UNC AND WOULD LIKE TO RECEIVE A COPY OF ANY DOCUMENT INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT (WHICH WILL NOT INCLUDE ANY OF THE EXHIBITS TO THE DOCUMENT OTHER THAN THOSE EXHIBITS THAT ARE THEMSELVES SPECIFICALLY INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT), YOU SHOULD CALL OR WRITE TO UNC INVESTOR RELATIONS, 175 ADMIRAL COCHRANE DRIVE, ANNAPOLIS, MARYLAND 21401 (TELEPHONE NUMBER: (800) 243-5862). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS YOU REQUEST, YOU SHOULD MAKE YOUR REQUEST BY SEPTEMBER 8, 1997.

         You should rely on the information contained in (or incorporated by reference into) this Proxy Statement. UNC has not authorized anyone to give any information different from the information contained in (or incorporated by reference into) this Proxy Statement. This Proxy Statement is dated August 25, 1997. You should not assume that the information contained in this Proxy Statement is accurate as of any later date.

                                                                      APPENDIX I

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER



APPENDIX I

                                                                  EXECUTION COPY



                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                          GREENWICH AIR SERVICES, INC.

                            CONDOR ACQUISITION CORP.

                                       AND

                                UNC INCORPORATED





                            DATED AS OF MARCH 9, 1997

                                                 TABLE OF CONTENTS


                                                                              PAGE

ARTICLE I........................................................................1

ARTICLE II
    Section 2.1. The Merger.....................................................10
    Section 2.2. Conversion of Securities.......................................11
    Section 2.3  Surrender of Certificates; Stock Transfer Books................12
    Section 2.4  Transfer Taxes.................................................13
    Section 2.5  Stock Options..................................................13

ARTICLE III
    Section 3.1. Shareholder Approval...........................................13
    Section 3.2. Effective Time of the Merger...................................13

ARTICLE IV
    Section 4.1. Organization and Authority of the Greenwich and Merger Sub.....14
    Section 4.2. Authority Relative to this Agreement...........................14
    Section 4.3. Consent and Approvals; No Violations...........................14
    Section 4.4. Fees and Expenses of Brokers and Others........................15
    Section 4.5. Accuracy of Information........................................15
    Section 4.6. GE-Greenwich Merger Agreement..................................15

ARTICLE V
    Section 5.1. Organization and Authority of the UNC Companies................15
    Section 5.2. Capitalization.................................................15
    Section 5.3. Authority Relative to this Agreement...........................16
    Section 5.4. Consents and Approvals; No Violations..........................17
    Section 5.5. Reports and Financial Statements...............................17
    Section 5.6. Absence of Certain Events......................................18
    Section 5.7. UNC Proxy Statement............................................19
    Section 5.8. Litigation.....................................................19
    Section 5.9. Title to and Sufficiency of Assets.............................19
    Section 5.10. Contracts.....................................................20
    Section 5.11. Labor Matters.................................................20
    Section 5.12. Employee Benefit Plans........................................21
    Section 5.13. Tax Matters...................................................22
    Section 5.14. Insurance and Reinsurance.....................................24
    Section 5.15. Officers' and Directors' Liability Insurance..................24
    Section 5.16. Compliance with Law...........................................24
    Section 5.17. Environmental Matters.........................................24
    Section 5.18. Transactions With Affiliates..................................24
    Section 5.19. Fees and Expenses of Brokers and Others.......................24
    Section 5.20. Accuracy of Information.......................................25



    Section 5.21. Absence of Undisclosed Liabilities............................25
    Section 5.22. Opinion of Financial Advisor..................................25
    Section 5.23. DGCL Section 203..............................................25

ARTICLE VI
    Section 6.1. Conduct of the Businesses of  UNC and Greenwich................26
    Section 6.2. No Solicitation................................................28
    Section 6.3. The UNC Proxy Statement........................................28
    Section 6.4. Access to Information; Confidentiality Agreements..............29
    Section 6.5. Best Efforts...................................................29
    Section 6.6. Consents.......................................................29
    Section 6.7. Public Announcements...........................................29
    Section 6.8. Intentionally Omitted..........................................30
    Section 6.9. Indemnification; Insurance.....................................30
    Section 6.10. Board of Directors Approval...................................30
    Section 6.11. UNC Stock Options.............................................30
    Section 6.12. Best Efforts, etc.............................................30
    Section 6.13. HSR Act.......................................................31
    Section 6.14. Interim Financials............................................31
    Section 6.15. Material Events...............................................31
    Section 6.16. Rights Agreement..............................................31
    Section 6.17. Reversion to Prior Agreement..................................31
    Section 6.18. Amendment of GE-Greenwich Merger Agreement....................31

ARTICLE VII
    Section 7.1. Greenwich Stockholder Approval.................................32
    Section 7.2. UNC Stockholder Approval.......................................32
    Section 7.3. Absence of Order...............................................32
    Section 7.4. Certain Approvals..............................................32
    Section 7.5.  Other Consents and Approvals..................................32

ARTICLE VIII
    Section 8.1. Representations and Warranties True............................32
    Section 8.2. UNC's Performance..............................................33
    Section 8.3. Resignation....................................................33
    Section 8.4. Certificates...................................................33
    Section 8.5. SERP Termination...............................................33
    Section 8.6  Consummation of the GE/Greenwich Merger........................33

ARTICLE IX
    Section 9.1. Representations and Warranties True............................33
    Section 9.2. Greenwich's and Merger Sub's Performance.......................33
    Section 9.3. Certificates...................................................33
    Section 9.4. Modification and Assumption of SERP/CIC Payments...............33

ARTICLE X
    Section 10.1.  Time and Place...............................................34


ARTICLE XI
    Section 11.1.  Termination..................................................34
    Section 11.2.  Effect of Termination........................................35
    Section 11.3.  Termination Payments and Expenses............................35

ARTICLE XII
    Section 12.1.  Expenses.....................................................36
    Section 12.2.  No Survival of Representations and Warranties................36
    Section 12.3.  Headings.....................................................36
    Section 12.4.  Notices......................................................36
    Section 12.5.  Assignment...................................................37
    Section 12.6.  Complete Agreement...........................................37
    Section 12.7.  Modifications, Amendments and Waivers........................37
    Section 12.8.  Counterparts.................................................37
    Section 12.9.  Governing Law................................................37
    Section 12.10. Accounting Terms.............................................38
    Section 12.11. Severability.................................................38
    Section 12.12. Schedules to Prior Agreement.................................38


                                                     SCHEDULES

Schedule 1.39         Subsidiaries of Greenwich
Schedule 1.45         Knowledge of Greenwich
Schedule 1.46         Knowledge of UNC
Schedule 1.53A        Partnerships of Greenwich
Schedule 1.53B        Partnerships of UNC
Schedule 1.60         Real Estate
Schedule 1.84         Subsidiaries of UNC
Schedule 2.1(f)       Officers of Surviving Corporation
Schedule 4.4          Greenwich Required Consents
Schedule 5.2          UNC Outstanding Options, Warrants,  Subscriptions or Other
                      Rights
Schedule 5.4          UNC Required Consents
Schedule 5.5          Adjustments to UNC 1996 Management Statements
Schedule 5.6          Adverse Changes Affecting UNC
Schedule 5.9          Certain Permitted Liens
Schedule 5.11         UNC Labor Matters
Schedule 5.12         UNC Benefit Plans
Schedule 5.13         Tax Matters Concerning UNC
Schedule 5.14         UNC Insurance Matters
Schedule 5.18         Transactions With Affiliates by UNC

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), made and entered into and executed this 9th day of March 1997, by and between GREENWICH AIR SERVICES, INC., a Delaware corporation ("GREENWICH"), CONDOR ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Greenwich ("MERGER SUB"), and UNC INCORPORATED, a Delaware corporation ("UNC"), amends and restates in its entirety that certain Agreement and Plan of Reorganization, dated as of February 13, 1997 (the "AGREEMENT DATE") by and between Greenwich and UNC (the "PRIOR AGREEMENT").

                                    RECITALS

                  A. Greenwich and UNC have heretofore entered into the Prior Agreement, pursuant to which Greenwich agreed (subject to the terms and conditions set forth therein) to acquire all of the outstanding "UNC Common Stock Equivalents" (which term includes issued and outstanding shares of UNC Common Stock and shares of UNC Common Stock issuable upon conversion of shares of UNC Class B Preferred Stock and the exercise of currently outstanding options to acquire shares of UNC Common Stock) at a value of not less than $14.00 per UNC Common Stock Equivalent (subject to adjustment) in a merger of UNC with and into Condor. The consideration payable to the holders of UNC Common Stock Equivalents pursuant to the Prior Agreement was payable in shares of Greenwich Class B Common Stock or, to the extent elected by each such holder (and subject to the limitations contained in the Prior Agreement), in cash at the rate of $14.00 per UNC Common Stock Equivalent.

                  B. Simultaneously with the execution of this Agreement, Greenwich is entering into the GE-Greenwich Merger Agreement (as defined below), pursuant to which GE has agreed (subject to the conditions therein set forth) to acquire all of the issued and outstanding common stock of Greenwich.

                  C. In connection with the foregoing transaction, the Boards of Directors of Greenwich and UNC have determined that it is in the best interests of the respective stockholders of Greenwich and UNC, and accordingly Greenwich and UNC have agreed, to amend and restate the Prior Agreement to provide for the acquisition by Greenwich of all outstanding UNC Common Stock Equivalents for cash at the rate of $15.00 per UNC Common Stock Equivalent, all on the terms and subject to the conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

                  In addition to the other terms defined in this Agreement, as used herein, the following terms shall have the meanings set forth below:

                  Section 1.1. "AGREEMENT" shall mean this Amended and Restated Agreement and Plan of Merger (including the Recitals hereto), together with the Certificate of Merger and other Exhibits and Schedules attached hereto, as amended from time to time in accordance with the terms hereof.

                  Section 1.2. "AFFILIATE" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under common control with such specified Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

                  Section 1.3. "AFFILIATED GROUP" shall mean an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any domestic or foreign Tax law) of which any of UNC and UNC Subsidiaries or Greenwich and Greenwich Subsidiaries are members.

                  Section 1.4. "ALLIEDSIGNAL AGREEMENTS" shall mean the collective reference to the following agreements, as amended from time to time:
(a) the Asset and Stock Purchase Agreement, dated May 26, 1994 between LDC Aviation Services, Inc. ("GARRETT") and AlliedSignal Corporation ("ALLIEDSIGNAL"); (b) the agreement dated April 25, 1996 between UNC and AlliedSignal, which expires on December 31, 1997 and authorizes UNC to perform repairs on certain AlliedSignal parts and components; and (c) the operating agreement dated June 24, 1994 between Garrett and AlliedSignal expiring June 30, 2009; copies of all of which AlliedSignal Agreements have been furnished to Greenwich.

                  Section 1.5. "AUDITED 1996 STATEMENTS" shall mean the audited consolidated balance sheet as at December 31, 1996 of the UNC Companies, together with the related audited consolidated statement of income, statement of cash flows and statement of stockholders' equity, and with all applicable notes and schedules, all of which, when issued will have been audited by the UNC Auditors, in accordance with GAAP and Regulation S-X, as promulgated under the Securities Act.

                  Section 1.6. "CERTIFICATE OF MERGER" shall mean the certificate of merger to be filed by the Constituent Corporations, in form and content reasonably satisfactory to counsel to UNC and Greenwich.

                  Section 1.7. "CLOSING" shall have the meaning given in Section 10.1, and the term "CLOSING DATE" shall mean the date on which the Closing occurs.

                  Section 1.8. "CODE" shall mean, as appropriate, the Internal Revenue Code of 1954 or of 1986, each as amended.

                  Section 1.9. "CONFIDENTIALITY AGREEMENT" shall mean the Confidentiality Agreement dated November 8, 1996 between UNC and Greenwich.

                  Section 1.10. "CONSTITUENT CORPORATIONS" shall mean UNC and Merger Sub, which shall be the parties to the Merger.

                  Section 1.11. "CONTRACT" shall mean any contract, agreement, lease, license, arrangement, understanding, relationship or commitment, written or oral.

                  Section 1.12. "DGCL" shall mean the Delaware General Corporation Law, as amended.

                  Section 1.13. "J.P. MORGAN" shall mean J.P. Morgan Securities Inc., financial advisors to UNC.

                  Section 1.14. "EFFECTIVE TIME" has the meaning given in
Section 3.2.

                  Section 1.15. "EMPLOYEE PLAN EVENT" shall mean, with respect to any Employee Plan relating to the operations of any of the UNC Companies, any of the events described in clauses (i) through (xi) below, in each case, as of the date hereof and as of the Closing Date, as applicable:

                  (i) a "reportable event" (within the meaning of Section 4043 of ERISA) for which the requirement of notice within 30 days to the PBGC is not waived or which is described in 29 C.F.R.
         Section 2615.12 or 2615.15;

                  (ii) the failure to meet the minimum funding standard of
         Section 412 of the Code (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code;

                  (iii) the provision by the administrator of any plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 401(c) of ERISA;

                  (iv) the withdrawal from any plan during a plan year by a "substantial employer" as defined in Section 4001(a)(2) of ERISA resulting in liability pursuant to Section 4062(e) or Section 4063 of ERISA;

                  (v) the institution by the PBGC of proceedings to terminate any plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination or the appointment of a trustee to administer, any plan;

                  (vi) the imposition of liability pursuant to Section 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

                  (vii) the complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any multiemployer plan if there is any potential liability therefor, or the receipt of notice from any multiemployer plan that it is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA;

                  (viii) the occurrence of an act or omission which could give rise to the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, 502(c), 504(1) or 4071 of ERISA in respect of any plan;

                  (ix) the assertion of a material claim (other than routine claims for benefits) against any plan other than a multiemployer plan or the assets of any plan, or against the plan sponsor in connection with any such plan;

                  (x) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to qualify for exemption from taxation under Section 501(a) of the Code;

                  (xi) the imposition of a lien on any assets of the person maintaining or contributing to any plan pursuant to Sections 401(a)(29) or 412(n) of the Code or pursuant to ERISA.

                  Section 1.16. "EMPLOYEE PLAN" shall mean, as of the date hereof and as of the Closing Date, as applicable, any plan, contract, commitment, program, policy, arrangement, understanding or practice providing benefits to any employee, former employee, director or agent of any of the UNC Companies (whether or not the Person maintains, contributes to, or is bound by any such plan, contract, commitment, program, policy, arrangement, understanding or practice, or under which any of the UNC Companies contributes, has contributed or has any obligation to contribute), including, without limitation
(i) any "employee benefit plan" (within the meaning of Section 3(3) of ERISA),
(ii) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, contract, commitment, program, policy, arrangement, understanding or practice, (iii) any plan, contract, commitment, program, policy, arrangement, understanding or practice providing for "fringe benefits" or perquisites, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave and medical, dental, hospitalization, life insurance and other types of insurance, (iv) any Pension Plan, and (v) any Multiemployer Plan.

                  Section 1.17. "ENVIRONMENTAL ASSESSMENT" shall mean any one or more reviews, studies and/or reports by an independent environmental consultant, which may include, without limitation, one or more Phase I and/or Phase II studies, updates thereof, compliance audits, health and safety audits, and related testing for hazardous substances, toxic substances, hazardous wastes and/or toxic pollutants (as defined under Environmental Laws), for the purpose of determining whether any of the UNC Companies is in compliance with Environmental Laws, and/or whether there exists any condition or circumstance which authorizes or may require any corrective action, cleanup, removal or other remedial action under Environmental Laws on the part of any of the UNC Companies or any Real Estate owned or leased by any of the UNC Companies.

                  Section 1.18. "ENVIRONMENTAL LAWS" shall mean and include all federal, state and local laws, statutes, regulations, permits, orders, ordinances, codes, rules and other governmental restrictions, requirements and duties, including common law, relating to the treatment, storage, disposal or release of air pollutants, water pollutants or processed waste water or otherwise relating to human health, the environment or hazardous substances, including but not limited to the Federal Solid Waste Disposal Act; the Federal Clean Air Act (including, without limitation, the Clean Air Act Amendments of
1990); the Federal Water Pollution Control Act; the Hazardous Materials Transportation Act; the Federal Toxic Substances Control Act; the Federal Resource Conservation and Recovery Act of 1976; the National Environmental Policy Act; the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and similar state laws, all amendments to any of the foregoing statutes, and all regulations promulgated by any federal or state agencies, including the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereinafter in effect.

                  The terms "hazardous substances," "release," "respond," "response," and all variations and derivatives thereof shall mean and include, without limitation, all radioactive materials, asbestos and asbestos-containing materials, PCBs, petroleum products and by-products, all solid, semi-solid, liquid or gaseous substances which are toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal health, and all substances defined or listed as "hazardous substances," "toxic substances," "hazardous waste," "toxic pollutants" in, or otherwise regulated under any Environmental Law, including, without limitation, the meanings ascribed to them in CERCLA.

                  Section 1.19. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  Section 1.20. "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  Section 1.21. "GAAP" shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

                  Section 1.22. "GE" shall mean General Electric Company, a New York corporation.

                  Section 1.23. "GOVERNMENTAL AUTHORITY" shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

                  Section 1.24. "GREENWICH" shall mean Greenwich Air Services, Inc., a Delaware corporation.

                  Section 1.25. "GREENWICH CLASS A STOCK" shall mean the Class A voting common stock, $.01 par value per share, of Greenwich.

                  Section 1.26. "GREENWICH CLASS B STOCK" shall mean the Class B nonvoting common stock of Greenwich, $.01 par value per share.

                  Section 1.27. "GE/GREENWICH MERGER" shall mean the merger of Greenwich with and into GE or a wholly-owned subsidiary of GE pursuant to the GE-Greenwich Merger Agreement.

                  Section 1.28. "GE-GREENWICH MERGER AGREEMENT" shall mean the Agreement and Plan of Merger, dated March 9, 1997, among GE, GB Merger Corp., a wholly-owned subsidiary of GE ("MERGERCO"), and Greenwich pursuant to which it is contemplated that as at the effective time of the GE/Greenwich Merger, Greenwich will be merged with and into Mergerco, with Mergerco as the surviving corporation of such GE/Greenwich Merger; a true copy of which GE-Greenwich Merger Agreement has been furnished to UNC.

                  Section 1.29. "INDEBTEDNESS" shall mean, with respect to UNC, any UNC Subsidiary and the UNC Companies, as a consolidated whole, as applicable
(a) all indebtedness, whether or not contingent, for borrowed money, (b) all obligations for the deferred purchase price of property or services except trade accounts payable and accrued liabilities that arise in the ordinary course of business, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends but only to the extent such obligation is payable (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any other Person or (iii) upon the occurrence of a condition not solely within their control, such as a redemption required to be made out of future earnings, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner or in effect guaranteed directly or indirectly through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
(C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on property (including, without limitation, accounts and contract rights) owned, even though payment of such Indebtedness has not been assumed or become a liability.

                  Section 1.30. "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  Section 1.31. "IRS" shall mean the Internal Revenue Service.

                  Section 1.32. "KNOWLEDGE OF GREENWICH" shall mean the actual knowledge, after due inquiry, of those officers of Greenwich identified in
SCHEDULE 1.45.

                  Section 1.33. "KNOWLEDGE OF UNC" shall mean the actual knowledge, after due inquiry, of those officers of UNC identified in SCHEDULE 1.46.

                  Section 1.34. "LAW" shall mean any federal, state, provincial, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

                  Section 1.35. "MERGER" shall have the meaning given in Section 2.1.

                  Section 1.36. "MERGER CONSIDERATION" means the amounts payable to holders of shares of UNC Stock as described in Section 2.2.

                  Section 1.37. "MULTIEMPLOYER PLAN" shall mean an Employee Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA, to which any of the Sellers or Businesses contributes or has contributed or has or has had an obligation to contribute.

                  Section 1.38. "NASDAQ" shall mean The Nasdaq National Market.

                  Section 1.39. "NYSE" shall mean The New York Stock Exchange, Inc.

                  Section 1.40. "PARTNERSHIP" shall mean any limited or general partnership, joint venture or other business association, other than a Subsidiary, in which any party has a direct or indirect interest (collectively, "PARTNERSHIPS"), all of such Partnerships of Greenwich being listed on SCHEDULE 1.53A attached hereto and all of such Partnerships of UNC being listed on SCHEDULE 1.53B attached hereto.

                  Section 1.41. "PENSION PLAN" shall mean an Employee Plan, other than a Multiemployer Plan, that is either (a) covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Code, or (b) an Employee Plan in the nature of a defined contribution or defined benefit pension plan under the laws of the United Kingdom and/or Scotland.

                  Section 1.42. "PERSON" shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

                  Section 1.43. "PERMITS" shall mean permits, licenses and governmental authorizations, registrations and approvals.

                  Section 1.44. "REAL ESTATE" shall mean, with respect to any of the UNC Companies, as applicable, all of the fee or leasehold ownership right, title and interest of such UNC Company, in and to all real estate and improvements owned or leased by any of the UNC Companies and which is used by any of the UNC Companies in connection with the operation of the UNC Businesses, including without limitation, all of the real estate and improvements described on SCHEDULE 1.60.

                  Section 1.45. "SCHEDULES" shall mean the confidential disclosure schedules prepared by UNC and Greenwich, respectively, annexed (or deemed annexed pursuant to Section 12.12) to this Agreement and made a part hereof, as the same may be modified or updated by agreement of the parties through and including the Closing Date. A disclosure contained in any one Schedule shall be deemed to be a disclosure for any and all purposes hereunder.

                  Section 1.46. "SEC" shall mean the Securities and Exchange Commission.

                  Section 1.47. "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

                  Section 1.48. "SERIES B PREFERRED STOCK PURCHASE AGREEMENT" shall mean the securities purchase agreement, dated as of October 4, 1995, between UNC and Network III Holdings, LDC, Gildea Investment Company, Iron City Partners, Inc., Ariel Fund Ltd. and Pequod Investments, L.P., pursuant to which UNC sold for $25 million an aggregate of 250,000 shares of UNC Series B Preferred Stock.

                  Section 1.49. "STOCK OPTIONS" shall mean the collective reference to (a) the various types of UNC stock options which are authorized for issuance under the Stock Option Plans, (b) the outstanding warrants to purchase shares of UNC Common Stock, all of which are reflected on SCHEDULE 5.2, and (c) the right to acquire shares of UNC Common Stock pursuant to the 7-1/2% UNC Convertible Debentures.

                  Section 1.50. "STOCK OPTION PLANS" shall mean the individual and collective reference to all qualified and nonqualified stock option plans, incentive stock option plans, non-employee directors' stock option plans and other rights to purchase shares of UNC Common Stock granted to employees, and which are summarized and disclosed on SCHEDULE 5.2.

                  Section 1.51. "SUBSIDIARY" shall mean (i) each corporate entity with respect to which a party has the right to vote (directly or indirectly through one or more other entities or otherwise) shares representing 50% or more of the votes eligible to be cast in the election of directors of such entity, and (ii) each other corporate entity which constitutes a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X adopted under the Exchange Act (collectively, "SUBSIDIARIES"), all of the Subsidiaries of Greenwich being listed on SCHEDULE 1.39 and all of the Subsidiaries of UNC being listed on SCHEDULE 1.84.

                  Section 1.52. "UNC STOCKHOLDERS' MEETING" shall mean the special or annual meeting of stockholders of UNC called pursuant to Section 3.1 to consider and approve the transactions contemplated herein, and any adjournments thereof.

                  Section 1.53. "UNC" shall mean UNC Incorporated, a Delaware corporation.

                  Section 1.54. "UNC BUSINESSES" shall mean, as of the specific date referenced, the collective reference to the UNC Garrett Business, the UNC Manufacturing Business and the UNC Lear Siegler Business, as presently conducted by the UNC Companies and their respective business operations.

                  Section 1.55. "UNC COMMON STOCK" shall mean the Common Stock, $0.20 par value per share, of UNC.

                  Section 1.56. "UNC COMPANIES" shall mean UNC, its Subsidiaries and the Partnerships in which it has an interest.

                  Section 1.57. "UNC FINANCIAL STATEMENTS" shall mean (a) the audited consolidated balance sheet of UNC as of December 31, 1995, and the audited consolidated statements of earnings, stockholders' equity and cash flows for the fiscal year then ended, together with the notes thereto, and (b) the UNC SEC Reports, true and correct copies of which have been provided to Greenwich by UNC.

                  Section 1.58. "UNC GARRETT BUSINESS" shall mean the overhaul, maintenance and repair of gas turbine aircraft and aircraft engines and accessories, airframe retrofits and completion and spare parts distribution, primarily for business aircraft.

                  Section 1.59. "UNC LEAR SIEGLER BUSINESS" shall mean the provision of contract services to United States and foreign military and other government agencies, consisting primarily of aircraft maintenance and pilot training.

                  Section 1.60. "UNC MANUFACTURING BUSINESS" shall mean the provision of specialized aviation product manufacturing and repair services on an outsourced basis for the major engine and airframe OEMs and the provision of manufactured products and repairs directly to the United States military.

                  Section 1.61. "UNC MATERIAL ADVERSE EFFECT" shall mean any circumstances, change in, or effect on, the UNC Companies, when taken as a consolidated whole, or affecting the UNC Garrett Business, the UNC Lear Siegler Business or the UNC Manufacturing Business, whether individually or collectively as to any one or more of such UNC Businesses, which is, or could reasonably be expected to in the future be, materially adverse to the operations, assets or liabilities, employee relationships, customer or supplier relationships, earnings or results of operations, financial budgets and forecasts or the business prospects and condition (financial or otherwise) of the UNC Companies or any one or more of UNC Businesses, whether individually or taken as a consolidated whole with respect to the UNC Companies.

                  Section 1.62. "UNC MATERIAL CONTRACTS" shall mean the types of Contracts referred to in Section 5.10 of this Agreement to which UNC or any of UNC Subsidiaries is a party signatory, including, without limitation, the AlliedSignal Agreements.

                  Section 1.63. "UNC NOTES" shall mean the collective reference to (a) UNC's 9-1/8% $100 million principal amount Senior Notes Due 2003 (the "9-1/8% UNC NOTES"), (b) UNC's 11% $125 million principal amount Senior Subordinated Notes Due 2006 (the "11% UNC NOTES"), and (c) UNC's 7-1/2% $64.8 million Junior Convertible Subordinated Debentures Due 2006 (the "7-1/2% UNC CONVERTIBLE DEBENTURES").

                  Section 1.64. "UNC PREFERRED STOCK" shall mean the collective reference to 12,000,000 authorized shares of UNC preferred stock, $1.00 par value per share, of which (a) 250,000 shares of Series A Junior Participating Preferred Stock are authorized for issuance, (b) 250,000 shares of UNC Series B Preferred Stock are authorized, and (c) 250,000 of Series C Senior Cumulative Preferred Stock are authorized .

                  Section 1.65. "UNC PROXY STATEMENT" shall mean the UNC Proxy Statement to be distributed by UNC to its stockholders in connection with the matters to be voted upon at the UNC Stockholders Meeting, as contemplated by
Section 3.1.

                  Section 1.66. "UNC SEC REPORTS" shall mean (a) UNC's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995, December 31, 1994, and December 31, 1993, and (b) all other documents, reports and registration statements filed by UNC with the SEC pursuant to the Exchange Act and the Securities Act.
                  Section 1.67. "UNC SERIES B PREFERRED STOCK" shall mean the 250,000 authorized, issued and outstanding shares of Series B senior cumulative convertible UNC Preferred Stock, par value $1.00 per share.

                  Section 1.68. "UNC STOCK" shall mean UNC Common Stock or UNC Series B Preferred Stock.

                  Section 1.69. "UNC SUBSIDIARY" or "UNC SUBSIDIARIES" shall mean the singular or plural reference, as the case may be, to any one or more direct or indirect Subsidiaries of UNC, all of which are listed (including their states of incorporation and percentage of outstanding capital stock directly or indirectly beneficially owned by UNC) on SCHEDULE 1.84.

                  Section 1.70. "TAXES" shall mean any and all taxes, levies, imposts, duties, assessments, charges and withholdings imposed or required to be collected by or paid over to any federal, state, local or foreign Governmental Authority or any political subdivision thereof, including without limitation income, gross receipts, ad valorem, value added, minimum tax, franchise, sales, use, excise, license, real or personal property, unemployment, disability, stock transfer, mortgage recording, estimated, withholding or other tax, governmental fee or other like assessment or charge of any kind whatsoever, and including any interest, penalties, fines, assessments or additions to tax imposed in respect of the foregoing, or in respect of any failure to comply with any requirement regarding Tax Returns.

                  Section 1.71. "TAX RETURN" shall mean any report, return, information statement, payee statement or other information required to be provided to any federal, state, local or foreign Governmental Authority, or otherwise retained, with respect to Taxes or the UNC Benefit Plans.

                  Section 1.72. "SALOMON" shall mean Salomon Brothers Inc, financial advisors to Greenwich.

                  Section 1.73. "UNC 1996 MANAGEMENT STATEMENTS" shall mean the unaudited financial statements of UNC included in confidential Annex 1.73 to this Agreement.


                                   ARTICLE II
                                   THE MERGER

                  Section 2.1. The Merger.

                           (a) Subject to the terms and conditions of this
Agreement, at the Effective Time, Merger Sub shall be merged with and into UNC (the "MERGER") and the separate existence of Merger Sub shall thereupon cease, with UNC being the surviving corporation in the Merger (the "SURVIVING CORPORATION"). Upon the effectiveness of the Merger, UNC shall possess all of the rights, privileges, powers and franchises of all of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, including stock subscriptions and all other things in action, of or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any Real Estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

                           (b) The Certificate of Merger shall be in form and
substance satisfactory to the parties hereto and their respective legal counsel.

                           (c) The Certificate of Incorporation of Merger Sub as
in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law.

                           (d) The Bylaws of Merger Sub as in effect at the
Effective Time shall be the Bylaws of the Surviving Corporation.

                           (e) The entire board of directors of the Surviving
Corporation shall consist of (i) the existing directors of Merger Sub at the Effective Time OR (ii) such other Persons as shall be determined solely by GE pursuant to the terms and conditions of the GE-Greenwich Merger Agreement (the "SURVIVING CORPORATION BOARD"). The members of the Surviving Corporation Board shall serve until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law. All of the members of the Board of Directors of UNC shall tender their written resignations effective as of the Effective Time.

                           (f) The officers of the Surviving Corporation shall
initially consist of the persons listed in SCHEDULE 2.1(F) or such other persons acceptable to the Surviving Corporation Board; which officers shall serve until their successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                           (g) Restructuring. The parties agree that, at the
request of Greenwich, one or more other Persons may be added or substituted as Constituent Corporations, and that a Constituent Corporation other than UNC may be designated as the Surviving Corporation, in the Merger, PROVIDED that there is no diminution or impairment of the rights and benefits inuring to the benefit of the stockholders, officers, or directors of UNC hereunder and no increase in the obligations or potential obligations of any of the foregoing as a result thereof..

                  Section 2.2 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, UNC, or any holder of the securities of either:

                           (a) Common Shares. Each share of UNC Common Stock
issued and outstanding immediately before the Effective Time (other than Treasury Shares to be canceled pursuant to Section 2.2(c) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to $15.00 in cash (the "MERGER CONSIDERATION") payable, without interest, to the holder of such share upon surrender, in the manner provided in Section 2.3, of the certificate that formerly evidenced such share.

                           (b) Preferred Shares. Each share of UNC Series B
Preferred Stock issued and outstanding immediately before the Effective Time shall be canceled and shall be converted automatically into the right to receive an amount equal to $15.00 in cash multiplied by the number of shares (including any fraction of a share) of UNC Common Stock into which such share of UNC Series B Preferred Stock is convertible immediately before the Effective Time.

                           (c) Treasury Shares. All issued and outstanding
shares of UNC Stock which are held by UNC, any Subsidiary of UNC, Greenwich, Merger Sub or any other Subsidiary of Greenwich ("TREASURY Shares") shall be canceled and no consideration shall be issued in respect thereof.

                           (d) Dissenting Shares. Notwithstanding the foregoing
provisions or any other provision of this Agreement to the contrary, shares of UNC Stock held by any holder who shall have taken the necessary steps under the DGCL to dissent and demand payment and is otherwise entitled to such payment under the DGCL, if the DGCL provides for such payment in connection with the Merger ("DISSENTING SHARES"), shall not be converted into the right to receive Merger Consideration at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal with the consent of UNC, if required by the DGCL, or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal with the consent of UNC, if required by the DGCL, or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration as provided above. UNC shall give Greenwich (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL received by UNC, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under
Section 262 of the DGCL. UNC will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Greenwich, settle or offer to settle any such demands. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such a holder under
Section 262 of the DGCL.

                           (e) Shares of Merger Sub. Each share of Common Stock,
par value $.01 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                  Section 2.3. Surrender of Certificates; Stock Transfer Books.
                           (a) Before the Effective Time, Merger Sub shall
designate a bank or trust company to act as agent (the "PAYING AGENT") for the holders of shares of UNC Stock in connection with the Merger. From and after the Effective Time Greenwich shall cause funds to be deposited with the Paying Agent sufficient to pay the amounts to which the holders of shares of UNC Stock shall become entitled pursuant to Section 2.2. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, PROVIDED that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $1 billion (based on the most recent financial statements of such bank which are then publicly available to the SEC or otherwise).

                           (b) Promptly after the Effective Time, the Surviving
Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of UNC Stock entitled to receive the Merger Consideration pursuant to Section 2.2 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of UNC Stock ("UNC CERTIFICATES") shall pass, only upon proper delivery of the UNC Certificates to the Paying Agent) and instructions for use in effecting the surrender of the UNC Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a UNC Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such UNC Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of UNC Stock formerly evidenced by such UNC Certificate, and such UNC Certificate shall then be cancelled. No interest shall accrue or benefit the holder of such UNC Certificate.

                           (c) At any time after six (6) months from the
Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of UNC Stock (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the UNC Certificates held by them.

                           (d) After the Effective Time, there shall be no
transfers on the stock transfer books of UNC of any shares of UNC Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, UNC Certificates are presented to Greenwich or UNC for transfer, they shall be cancelled and exchanged for payment of the applicable amount of Merger Consideration as provided in Section 2.2, in accordance with the procedures set forth in this Section 2.3.

                           (e) Notwithstanding the foregoing, neither Greenwich
nor UNC shall be liable to any holder of shares of UNC Common Stock or UNC Series B Preferred Stock for any payment of the per share cash portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  Section 2.4. Transfer Taxes. If cash is to be paid to a person other than the holder in whose name the certificate representing shares of UNC Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the certificate surrendered or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                  2.5. Stock Options. All unexercised UNC Stock Options which shall be outstanding as at the Effective Time shall be canceled and converted into the right to receive, in full consideration of such securities, a cash payment equal to the product of: (A) the aggregate number of shares of UNC Common Stock issuable upon exercise of such unexercised UNC Stock Options (the "UNEXERCISED OPTION SHARES") by (B) the difference between $15.00 and the applicable exercise price per share attributable to such Unexercised Option Shares (the "SPREAD").


                                   ARTICLE III
                              STOCKHOLDER APPROVAL

                  Section 3.1. Stockholder Approvals

                           (a) Greenwich hereby covenants to UNC that Greenwich
shall perform its obligations under the GE-Greenwich Merger Agreement with respect to the submission of the GE/Greenwich Merger Agreement for consideration and approval to the holders of shares of Greenwich Class A Stock.

                           (b) This Agreement shall be submitted for
consideration and approval to the holders of shares of UNC Common Stock, at a special or annual meeting of stockholders duly held for such purpose by UNC. UNC shall promptly take all steps necessary to duly call, give notice of, convene, and hold such meeting as soon as practicable following the date upon which the UNC Proxy Statement shall be approved by the SEC.

                           (c) The UNC Board of Directors shall recommend that
the UNC stockholders approve and adopt this Agreement and the Certificate of Merger and the transactions contemplated hereby and thereby, and such recommendation shall be contained in the UNC Proxy Statement. The Greenwich Board of Directors shall recommend that the Greenwich stockholders entitled to vote thereon approve the GE-Greenwich Merger Agreement and the transactions contemplated thereby, and such recommendation shall be contained in the Proxy Statement of Greenwich in connection with the GE/Greenwich Merger.

                  Section 3.2. Effective Time of the Merger. As promptly as practicable following the satisfaction or, if permissible, waiver of the conditions set forth in Articles VII, VIII, and IX, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and the Merger shall become effective in accordance with the terms of the Certificate of Merger at the time and date contemplated therein (such time and date being referred to herein as the "EFFECTIVE TIME").

                                   ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF GREENWICH AND MERGER SUB

                  Each of Greenwich and Merger Sub represents and warrants to UNC as follows:

                  Section 4.1. Organization and Authority of the Greenwich and Merger Sub. Each of Greenwich and Merger Sub is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Greenwich and Merger Sub has full corporate or partnership power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of Greenwich and Merger Sub is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a material adverse effect on the ability of each of Greenwich and Merger Sub to consummate the Merger.

                  Section 4.2. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Greenwich and Merger Sub are within the corporate power of Greenwich and Merger Sub. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Greenwich and Merger Sub and no other corporate proceedings on the part of Greenwich and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than the approval of the GE-Greenwich Merger Agreement by a majority of the total votes cast by holders of Greenwich Class A Stock). This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Greenwich and Merger Sub and (assuming the due authorization, execution and delivery hereof and thereof by UNC) constitute or will constitute valid and binding agreements of Greenwich and Merger Sub, enforceable against Greenwich and Merger Sub in accordance with their respective terms, except to the extent that enforceability may be governed by equitable principles, applicable bankruptcy laws, and other rights affecting creditors generally.

                  Section 4.3. Consents and Approvals; No Violations. Except for
(i) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act, Nasdaq and any applicable filings under state securities, "Blue Sky" or takeover laws, (ii) the filing and recordation of a certificate of merger as required by the DGCL and (iii) those required filings, registrations, consents and approvals listed in SCHEDULE 4.4, no filing or registration with, and no permit, authorization, consent or approval of, any public body or authority is necessary or required in connection with the execution and delivery of this Agreement by Greenwich and Merger Sub or for the consummation by Greenwich and Merger Sub of the transactions contemplated by this Agreement, where the failure to obtain such permit, authorization, consent or approval would have a material adverse effect on the ability of Greenwich and Merger Sub to consummate the Merger. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by Greenwich and Merger Sub will (i) conflict with or result in any breach of any provision of the Certificates of Incorporation, bylaws, partnership or joint venture agreements or other organizational documents of Greenwich or Merger Sub,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or otherwise result in any diminution of any of the rights of Greenwich or Merger Sub with respect to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which Greenwich or

Merger Sub is a party or by which it or any of them or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Greenwich or Merger Sub or any of their properties or assets, except, in the case of subsections (ii) or (iii) above, for violations, breaches or defaults that would not have a material adverse effect on the ability of Greenwich and Merger Sub to consummate the Merger and that will not prevent or delay the consummation of the transactions contemplated hereby.

                  Section 4.4. Fees and Expenses of Brokers and Others. None of Greenwich, Merger Sub or any Affiliates of Greenwich (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement, or (c) has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that Greenwich has engaged Salomon to represent it as its financial advisor in connection with the transactions contemplated by this Agreement, and shall pay all of Salomon's fees and expenses in connection with such engagement.

                  Section 4.5. Accuracy of Information. Neither this Agreement nor any other document provided by Greenwich or Merger Sub or their employees or agents to UNC in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

                  Section 4.6. Greenwich-Blue Merger Agreement. Greenwich has furnished to UNC a true and complete copy of the GE-Greenwich Merger Agreement, which GE-Greenwich Merger Agreement has been duly authorized by the Board of Directors of Greenwich, and to the Knowledge of Greenwich, by the Board of Directors of GE.


                                    ARTICLE V
                      REPRESENTATIONS AND WARRANTIES OF UNC

                  UNC represents and warrants to Greenwich and Merger Sub as follows:

                  Section 5.1. Organization and Authority of the UNC Companies. Each of the UNC Companies is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the UNC Companies has full corporate or partnership power to carry on its respective business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Each of the UNC Companies is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a UNC Material Adverse Effect. SCHEDULE 1.84 constitutes a true and complete list of all of the Subsidiaries of UNC, and SCHEDULE 1.53B constitutes a true and complete list of all of the Partnerships in which UNC has an interest. The copies of the Amended and Restated Certificate of Incorporation and the Bylaws of UNC which have been delivered to Greenwich are complete and correct and in full force and effect on the date hereof.

                  Section 5.2. Capitalization. The authorized capital stock of UNC consists of: (a) 12,000,000 authorized shares of UNC Preferred Stock, $1.00 par value per share, of which, on the Agreement Date (i) 250,000 shares of Series A Junior Participating Preferred Stock are authorized, none of which are issued, (ii) 250,000 shares of Series B Preferred Stock are authorized, issued and outstanding, and (iii) 250,000 shares of Series C Senior Cumulative Preferred Stock are authorized, none of which are issued; and (b) 50,000,000 authorized shares of UNC Common Stock, of which, as at December 31, 1996 (i) 18,276,681 shares of UNC Common Stock are issued and outstanding, (ii) 486,500 shares of UNC Common Stock are held in treasury, (iii) shares of UNC Common Stock are reserved for issuance pursuant to outstanding Stock Options granted under UNC Stock Option Plans as described in SCHEDULE 5.2 and (iv) an aggregate of 3,571,429 shares of UNC Common are reserved for issuance upon conversion of UNC Series B Preferred Stock. All shares of capital stock of UNC which are outstanding as of the date hereof and which are reserved for issuance pursuant to UNC Preferred Stock and UNC Stock Options, are duly authorized, and are, or when issued will be, validly issued, fully paid and nonassessable, and are, or when issued will not be, not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in SCHEDULE 5.2 and in this Section 5.2, there are no shares of capital stock of UNC authorized or outstanding, and there are no subscriptions, options, conversion or exchange rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating UNC or any UNC Subsidiary to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock of UNC or any UNC Subsidiary or obligating UNC or any UNC Subsidiary to grant, extend or enter into any such agreement or commitment. UNC has not, since December 31, 1995, declared or paid any dividend on, or declared or made any distribution with respect to, or authorized or effected any split-up or any other recapitalization of, any of the UNC Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock or agreed to take any such action and will not take any such action during the period between the date of this Agreement and the Effective Time. Except as set forth on SCHEDULE 5.2, there are no outstanding options, warrants, subscriptions, conversion or exchange rights, agreements, claims, commitments, or other rights to purchase or acquire any capital stock of UNC or any of the other UNC Companies, and there are no Contracts pursuant to which UNC or any of the other UNC Companies is bound to sell or issue any shares of its capital stock, nor are there any Contracts obligating UNC or any of the other UNC Companies to enter into or grant any such securities or rights. All outstanding shares of UNC Common Stock are duly listed for trading on the NYSE.

                           (b) Set forth in SCHEDULE 1.84 is the name,
percentage ownership and jurisdiction of incorporation of each UNC or any UNC Subsidiary. All the outstanding shares of capital stock of each UNC Subsidiary have been validly issued and are fully paid, nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. All outstanding shares of capital stock of UNC Subsidiaries are owned, directly or indirectly, by UNC, and, except as disclosed in SCHEDULE 1.84 or in the UNC Financial Statements, are owned free and clear of all liens, charges, encumbrances, security interests, equities, options, restrictions on voting rights or rights of disposition, and claims or third party rights of whatever nature. Except for UNC Subsidiaries, UNC does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture or other entity or have any direct or indirect equity or ownership interest in any corporation, partnership, joint venture or other entity, other than as disclosed on SCHEDULE 5.2 or SCHEDULE 1.53B.

                  Section 5.3. Authority Relative to this Agreement. The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by UNC are within the corporate power of UNC. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of UNC and no other corporate proceedings on the part of UNC are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval of the Certificate of Merger by a majority of the outstanding shares of UNC Common Stock and UNC Series B Preferred Stock at the UNC Stockholders Meeting). This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by UNC and (assuming the due authorization, execution and delivery hereof and thereof by Greenwich) constitute or will constitute valid and binding agreements of UNC, enforceable against UNC in accordance with their respective terms, except to the extent that enforceability may be governed by equitable principles, applicable bankruptcy laws, and other rights affecting creditors generally..

                  Section 5.4. Consents and Approvals; No Violations. Except for
(i) any applicable requirements of the Securities Act, the Exchange Act, the HSR Act, and any applicable filings under state securities, "Blue Sky" or takeover laws, (ii) the filing and recordation of a certificate of merger as required by the DGCL and (iii) those required filings, registrations, consents and approvals listed in SCHEDULE 5.4, no filing or registration with, and no permit, authorization, consent or approval of, any public body or authority is necessary or required in connection with the execution and delivery of this Agreement by UNC or for the consummation by UNC of the transactions contemplated by this Agreement. Assuming that all filings, registrations, permits, authorizations, consents and approvals contemplated by the immediately preceding sentence and the other provisions of this Agreement have been duly made or obtained, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by UNC will (i) conflict with or result in any breach of any provision of the Certificates of Incorporation, bylaws, partnership or joint venture agreements or other organizational documents of any of the UNC Companies, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or otherwise result in any diminution of any of the rights of the UNC Companies with respect to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which any of the UNC Companies is a party or by which it or any of them or any of their properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the UNC Companies or any of their properties or assets except, in the case of subsections (ii) or
(iii) above, for violations, breaches or defaults that would not have a UNC Material Adverse Effect and that will not prevent or delay the consummation of the transactions contemplated hereby.

                  Section 5.5. Reports and Financial Statements

                           (a) The UNC SEC Reports complied, as of their
respective dates of filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC. As of their respective dates, none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they were made.

                           (b) Each of the balance sheets (including the related
notes and schedules) included in the UNC SEC Reports fairly presented the consolidated financial position of the UNC Companies as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included therein fairly presented the results of operations and cash flows of the UNC Companies for the respective fiscal periods or as of the respective dates set forth therein. Each of the financial statements (including the related notes and schedules) included in the UNC SEC Reports (i) complied as to form with the applicable accounting requirements and rules and regulations of the SEC, and (ii) was prepared in accordance with GAAP consistently applied during the periods presented, except as otherwise noted therein and subject to normal year-end and audit adjustments in the case of any unaudited interim financial statements.

                           (c) Except for UNC, none of the UNC Companies is
required to file any forms, reports or other documents with the SEC, Nasdaq, the NYSE or any other foreign or domestic securities exchange or Governmental Authority with jurisdiction over securities laws. UNC has timely filed all reports, registration statements and other filings required to be filed by it with the SEC.

                           (d) The balance sheet as of December 31, 1996
included in the UNC 1996 Management Statements fairly presents the consolidated financial position of the UNC Companies as of that date and the other related financial statements included therein fairly present the results of operations and cash flows of the UNC Companies for the year then ended. The UNC 1996 Management Statements have been prepared in accordance with GAAP consistently applied during the period presented.

                           (e) The balance sheet (including the related notes
and schedules) included in the Audited 1996 Statements will, when issued, fairly present the consolidated financial position of the UNC Companies as of the respective dates thereof, and the other related financial statements (including the related notes and schedules) included therein will fairly present the results of operations and cash flows of the UNC Companies for the respective fiscal periods or as of the respective dates set forth therein. The Audited 1996 Statements (including the related notes and schedules) will, when issued, (i) comply as to form with the applicable accounting requirements and rules and regulations of the SEC, (ii) will have been prepared in accordance with GAAP consistently applied during the periods presented, except as otherwise noted therein, and (iii) will not, except as set forth in SCHEDULE 5.5, differ materially from the UNC 1996 Management Statements.

                  Section 5.6. Absence of Certain Events. Except as set forth in the UNC SEC Reports filed before the date of this Agreement or as otherwise specifically disclosed in SCHEDULE 5.6, none of the UNC Companies has suffered any change in its business, financial condition, results of operations or prospects that has had or will have a UNC Material Adverse Effect upon the UNC Companies. Except as disclosed in the UNC SEC Reports or in SCHEDULE 5.6, or as otherwise specifically contemplated by this Agreement, there has not been: (i) any entry into any agreement or understanding or any amendment of any agreement or understanding between any of the UNC Companies on the one hand, and any of their respective directors, officers or employees on the other hand, providing for employment of any such director, officer or employee or any general or material increase in the compensation, severance or termination benefits payable or to become payable by any of the UNC Companies to any of their respective directors, officers or employees (except, in each case, in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense), or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, without limitation, the granting of stock options or stock appreciation rights or the award of restricted stock) made to, for or with any such director, officer or employee;
(ii) any labor dispute that has had or is expected to have a UNC Material Adverse Effect; (iii) any entry by any of the UNC Companies into any material commitment, agreement, license or transaction (including, without limitation, any borrowing, capital expenditure, sale of assets or any mortgage, pledge, lien or encumbrances made on any of the properties or assets of any of the UNC Companies) other than in the ordinary and usual course of business; (iv) any change in the accounting policies or practices of UNC; (v) any damage, destruction or loss, whether covered by insurance or not, which has had or will have a UNC Material Adverse Effect; or (vi) any agreement to do any of the foregoing.

                  Section 5.7. UNC Proxy Statement. None of the information with respect to the UNC Companies to be included in the UNC Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the UNC Proxy Statement or any amendments thereof or supplements thereto and at the time of the UNC Stockholders' Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The UNC Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by UNC with respect to information supplied by Greenwich or any affiliate of Greenwich for inclusion in the UNC Proxy Statement.

                  Section 5.8. Litigation. There is no action, suit, proceeding or, to the Knowledge of UNC, investigation pending or, to the Knowledge of UNC, threatened against or relating to any of the UNC Companies at law or in equity, or before any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, whether in the United States or otherwise, that is expected, in the reasonable judgment of UNC, to have a UNC Material Adverse Effect upon the UNC Companies or that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby. To its Knowledge, UNC has furnished to Greenwich, copies of all attorneys' audit letters, and has furnished or will upon request furnish to Greenwich such other documents available to UNC as may be requested by Greenwich in respect of pending litigation affecting the UNC Companies.

                  Section 5.9. Title to and Sufficiency of Assets. itle to and Sufficiency of Assets

                           (a) As of the date hereof the UNC Companies own, and
as of the Effective Time the UNC Companies will own, good and marketable title to all of their assets constituting personal property which is material to any of the UNC Subsidiaries or any UNC Business (excluding, for purposes of this sentence, assets held under leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as disclosed in UNC Financial Statements or in SCHEDULE
5.9. Such assets, together with all assets held by the UNC Companies under leases, include all tangible and intangible personal property, Contracts and rights necessary or required for the operation of the UNC Businesses by the UNC Companies in accordance with past practice.

                           (b) As of the date hereof the UNC Companies own, and
as of the Effective Time the UNC Companies will own, good and marketable title to all of their Real Estate which is material to any of the UNC Subsidiaries or any UNC Business (excluding, for purposes of this sentence, Real Estate leases), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as disclosed in UNC Financial Statements or in SCHEDULE 5.9. Such Real Estate assets, together with all Real Estate assets held by the UNC Companies under leases, are adequate for the operation of the UNC Businesses by the UNC Companies as presently conducted. The leases to all Real Estate occupied by UNC which is material to the operation of the UNC Businesses are in full force and effect and no event has occurred which with the passage of time, the giving of notice, or both, would constitute a default or event of default by any of the UNC Companies or, to the Knowledge of UNC, any other Person who is a party signatory thereto.

                  Section 5.10. Contracts

                           (a) Before the Agreement Date UNC has provided
Greenwich with access to, and upon Greenwich's request UNC shall at all times subsequent to the Agreement Date furnish Greenwich with true and correct copies of, all of the Contracts to which any UNC Company is a party that constitute:
(i) a lease of any interest in any real property; (ii) a lease of any personal property with aggregate annual rental payments in excess of $100,000; (iii) an option to acquire or lease any interest in real property or a right of first refusal with respect thereto; (iv) an agreement to purchase or sell a capital asset or an interest in any business entity for a price in excess of $100,000 or a right of first refusal with respect thereto; (v) an agreement relating to the borrowing or lending of money or the purchase or sale of securities; (vi) a guaranty, contribution agreement or other agreement that includes any indemnification, contribution or support obligation; (vii) an agreement limiting in any material respect the ability of any UNC Company to compete in any line of business or with any person; (viii) a customer supply or services agreement to which any of the UNC Companies is a party or by which any of the UNC Companies is bound pursuant to which the total amount payable (or reasonably expected to be payable) to the UNC Companies in any calendar year exceeds $250,000 (a "MATERIAL CUSTOMER AGREEMENT"); (ix) an employment or consulting agreement to which any of the UNC Companies is a party or by which any of the UNC Companies is bound; and (ix) any other agreement involving an amount over its term in excess of $250,000 (collectively, a "UNC MATERIAL CONTRACT"). In addition to the UNC Material Contracts, UNC shall furnish Greenwich with true and complete copies of all other Contracts which Greenwich shall reasonably request.

                           (b) With respect to UNC Material Contracts, except
where a breach of the warranties contained in this Section 5.10 would not have a UNC Material Adverse Effect: (i) the UNC Companies have performed and, to the Knowledge of UNC, every other party has performed, each material term, covenant and condition of each of the Material Contracts to which any UNC Company is a party that is to be performed by any of them at or before the date hereof, (ii) all of such UNC Material Contracts are in full force and effect and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default, event of default or other breach by UNC or applicable UNC Subsidiary party thereto which would entitle the other Person who is a signatory to such UNC Material Contract to terminate the same or declare a default or event of default thereunder; (iii) neither UNC or any UNC Subsidiary has UNC Knowledge of that the other Person to any such Material Contract intends to terminate or amend such UNC Material Contract in any respect, (iv) UNC or the applicable UNC Subsidiary party to such UNC Material Contract maintain good business relationships with the other Person to such UNC Material Contract, and
(v) UNC or the applicable UNC Subsidiary party to such UNC Material Contract has no reason to believe that the other Person to any such UNC Material Contract does not intend to continue to conduct business with UNC or such UNC Subsidiary upon the expiration of the stated term of such UNC Material Contract.

                  Section 5.11. Labor Matters

                           (a) Except as set forth in SCHEDULE 5.11, with
respect to employees of the UNC Companies: (i) to the Knowledge of UNC, no senior executive, key employee or group of employees has any plans to terminate employment with any of the UNC Companies; (ii) there is no unfair labor practice charge or complaint against any UNC Company pending or, to the Knowledge of UNC, threatened before the National Labor Relations Board or any other comparable authority; (iii) there is no demand for recognition made by any labor organization or petition for election filed with the National Labor Relations Board or any other comparable authority, (iv) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Knowledge of UNC, no claims therefor have been threatened; (v) the consummation of the Merger and related transactions contemplated by this

Agreement will not give rise to termination of any existing collective bargaining agreement or permit any labor organization to reopen negotiations in respect of wages, hours or working conditions under any of such existing collective bargaining agreements; and (vi) there is no litigation, arbitration proceeding, governmental investigation, administrative charge, citation or action of any kind pending or, to the Knowledge of UNC, proposed or threatened against any UNC Company relating to employment, employment practices, terms and conditions of employment or wages and hours.

                           (b) Except as identified in SCHEDULE 5.11, no UNC
Company has any collective bargaining relationship or duty to bargain with any Labor Organization (as such term is defined in Section 2(5) of the National Labor Relations Act, as amended), and no UNC Company has recognized any labor organization as the collective bargaining representative of any of its employees.

                  Section 5.12. Employee Benefit Plans

                           (a) SCHEDULE 5.12 sets forth a true and complete list
of each Employee Plan within the meaning of Section 4001 of ERISA, for the benefit of any employee or former employee of any of the UNC Companies or any ERISA Affiliate. SCHEDULE 5.12 sets forth each of the Employee Plans that is an "employee benefit plan," as that term is defined in Section 3(3) of ERISA (the "ERISA PLANS").

                           (b) With respect to each Employee Plan, UNC has
heretofore delivered or will deliver to Greenwich upon request true and complete copies of each of the following documents:

                                    (i) a copy thereof;

                                    (ii) a copy of the most recent annual report
and actuarial report, if required under ERISA and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions;

                                    (iii) a copy of the most recent Summary
Employee Plan Description required under ERISA with respect thereto;

                                    (iv) if the Employee Plan is funded through
a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

                                    (v) the most recent determination letter
received from the Internal Revenue Service with respect to each Employee Plan intended to qualify under Section 401 of the Code.

                           (c) Except as set forth in SCHEDULE 5.12, no Employee
Plan (or other employee benefit plan, program, agreement or arrangement to which UNC, any UNC Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the five (5) year period ending on the Closing Date) is subject to Title IV of ERISA.

                           (d) Except as set forth in SCHEDULE 5.12, neither
UNC, any UNC Subsidiary nor any ERISA Affiliate, nor any ERISA Plan, nor any trust created thereunder, nor, to UNC's Knowledge, any trustee or administrator thereof has engaged in a transaction in connection with which UNC, any UNC Subsidiary nor any ERISA Affiliate, any ERISA Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any ERISA Plan or any such trust could be subject to either a civil penalty assessed pursuant to
Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, which, in either case, if sustained would have a UNC Material Adverse Effect.

                           (e) Except as set forth in SCHEDULE 5.12, no ERISA
Employee Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each ERISA Plan ended prior to the Closing Date; and all contributions required to be made with respect thereto (whether pursuant to the terms of any ERISA Plan or otherwise) on or prior to the Closing Date have been timely made.

                           (f) Except as set forth in SCHEDULE 5.12, no ERISA
Plan is a "multiemployer pension plan," as defined in Section 3(37) of ERISA, nor is any ERISA Plan a plan described in Section 4063(a) of ERISA.

                           (g) Except as set forth in SCHEDULE 5.12, each
Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

                           (h) Except as set forth in SCHEDULE 5.12, each ERISA
Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

                           (i) Except as set forth in SCHEDULE 5.12, no Employee
Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of UNC or an ERISA Affiliate beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA).

                           (j) Except as set forth in SCHEDULE 5.12, the
consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of UNC, any UNC Subsidiary or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, whether pursuant to any Employee Plan or any employment agreement with such existing or former officer or employee of UNC, any UNC Subsidiary or any ERISA Affiliate.

                           (k) Except as set forth in SCHEDULE 5.12, there are
no pending, or to UNC's Knowledge, threatened or anticipated claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

                  Section 5.13. Tax Matters

                           (a) Definitions. As used in this Agreement:

                                    (i) "TAX RULING" means a written ruling of a
taxing authority relating to Taxes.

                                    (ii) "CLOSING AGREEMENT" means a written and
legally binding agreement with a taxing authority relating to Taxes.

                           (b) Representations. Except for representations and
warranties made with respect to federal and state income Taxes, all representations and warranties made in this Section 5.13(b) with respect to Taxes are made to the best Knowledge of UNC. Subject to the foregoing, and except as set forth in SCHEDULE 5.13:

                                    (i) FILING OF TAX RETURNS. UNC and each of
UNC Subsidiaries have filed all Tax Returns required to be filed by each of them and such Tax Returns are in all material respects true, complete and correct and filed on a timely basis.

                                    (ii) PAYMENT OF TAXES. UNC and each of UNC
Subsidiaries have, within the time and in the manner prescribed by law, paid all Taxes that are currently due and payable, except for those contested in good faith and for which adequate reserves have been taken.

                                    (iii) TAX LIENS. There are no tax liens upon
the assets of UNC or of any of UNC Subsidiaries except for statutory liens for current Taxes not yet due.

                                    (iv) WITHHOLDING TAXES. UNC and each of UNC
Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required.

                                    (v) EXTENSIONS OF TIME FOR FILING. Neither
UNC nor any of UNC Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

                                    (vi) WAIVERS OF STATUTE OF LIMITATIONS.
Neither UNC nor any of UNC Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

                                    (vii) NO DEFICIENCIES. The statute of
limitations for the assessment of any federal income Taxes has expired for all income Tax Returns of UNC and of each of UNC Subsidiaries or such income Tax Returns have been examined by the Internal Revenue Service for all periods. No deficiency for any income Taxes has been proposed, asserted or assessed against UNC or any of UNC Subsidiaries which has not been resolved and paid in full. There are no deficiencies for state income Taxes which individually, or in the aggregate, would have a UNC Material Adverse Effect.

                                    (viii) AUDIT, ADMINISTRATIVE AND COURT
PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of UNC or any of UNC Subsidiaries.

                                    (ix) POWERS OF ATTORNEY. No power of
attorney currently in force has been granted by UNC or any of UNC Subsidiaries concerning any Taxes or Tax Returns.

                                    (x) TAX RULINGS. Neither UNC nor any of UNC
Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a UNC Material Adverse Effect.

                                    (xi) TAX SHARING AGREEMENTS. Neither UNC nor
any UNC Subsidiary is a party to any agreement relating to allocating or sharing of Taxes which has not been disclosed on its Tax Returns.

                  Section 5.14. Insurance and Reinsurance. SCHEDULE 5.14 sets forth all insurance and reinsurance policies relating to UNC and any UNC Subsidiary. UNC and each UNC Subsidiary has given any and all notices and made any and all payments required to maintain such policies in full force and effect. Except as set forth in SCHEDULE 5.14: neither UNC nor any UNC Subsidiary has received notice of default under any such policy, and has not received written notice or, to the knowledge of UNC or any UNC Subsidiary, oral notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to such policy.

                  Section 5.15. Officers' and Directors' Liability Insurance. UNC has heretofore delivered to Greenwich a copy of its officers' and directors' liability insurance policy.

                  Section 5.16. Compliance with Law. The conduct of the UNC Businesses of the UNC Companies and their use of their assets does not violate or conflict, and has not violated or conflicted, with any Law, which violation or conflict could have a UNC Material Adverse Effect.

                  Section 5.17. Environmental Matters. The conduct of the UNC Businesses of the UNC Companies, and their ownership, use or occupancy of any properties for which the UNC Companies have liability under Environmental Laws, does not violate or conflict, and has not violated or conflicted, with any Environmental Law, which violation or conflict could have a UNC Material Adverse Effect.

                  Section 5.18. Transactions With Affiliates. For purposes of this Section, the term "AFFILIATE" means (a) any holder of 2% or more of the voting securities of UNC, (b) any director, officer or senior executive of the UNC Companies, (c) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with any of the UNC Companies or (d) any member of the immediate family of any of such persons. Except as set forth in SCHEDULE 5.18 or in the UNC SEC Reports, since December 31, 1995, the UNC Companies have not, in the ordinary course of business or otherwise, (a) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (b) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as a director, officer or employee of one or more of the UNC Companies), (c) entered into or modified in any manner any Contract with, or (d) borrowed any money from, or made or forgiven any loan or other advance (other than expense or similar advances made in the ordinary course of business) to, any Affiliate. Except as set forth in SCHEDULE 5.18 or in the UNC SEC Reports,
(a) the Contracts of the UNC Companies do not include any material obligation or commitment between any of the UNC Companies and any Affiliate, (b) the assets of the UNC Companies do not include any receivable or other obligation or commitment from an Affiliate to any of the UNC Companies and (c) the liabilities of the UNC Companies do not include any payable or other obligation or commitment from any of the UNC Companies to any Affiliate. To the Knowledge of UNC and except as set forth in SCHEDULE 5.18 or in the UNC SEC Reports, no Affiliate of any of the UNC Companies is a party to any Contract with any customer or supplier of UNC that affects in any material manner the business, financial condition or results of operation of any of the UNC Companies.

                  Section 5.19. Fees and Expenses of Brokers and Others. None of the UNC Companies (a) has had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement, (b) is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement or (c) has retained any broker or other inter-mediary to act on its behalf in connection with the transactions contemplated by this Agreement, except that UNC has engaged J.P. Morgan and Fieldstone Partners ("FIELDSTONE") to represent it in connection with such transactions, and shall pay all of J.P. Morgan's and Fieldstone's fees and expenses in connection with such engagement, up to a maximum amount of fees not to exceed $4.0 million in the aggregate. Greenwich shall have no responsibility for any of such fees or expenses.

                  Section 5.20. Accuracy of Information. Neither this Agreement nor any other document provided by the UNC Companies or their employees or agents to Greenwich in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.

                  Section 5.21. Absence of Undisclosed Liabilities. None of the UNC Companies have, as of the date hereof, or will have, as of the Effective Time, any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, that would be required to be disclosed on a consolidated balance sheet of UNC prepared as of such date, in accordance with GAAP, except liabilities, obligations or contingencies that were
(a) reflected on or accrued or reserved against in the consolidated balance sheet of UNC as of September 30, 1996, included in the UNC SEC Reports or reflected in the notes thereto, or (b) incurred after the date of such balance sheet in the ordinary course of business and consistent with past practices and which, individually or in the aggregate, would not have a UNC Material Adverse Effect. None of the UNC Companies is a party to any Contract, or subject to any charter or other corporate or partnership restriction, or subject to any judgment, order, writ, injunction, decree, rule or regulation, which will have a UNC Material Adverse Effect.

                  Section 5.22. Opinion of Financial Advisor. UNC has received the oral opinion of J.P. Morgan dated March 9, 1997, to the effect that the Merger Consideration and other transactions contemplated by this Agreement are fair to the stockholders of UNC from a financial point of view and a written opinion to that effect will be delivered to UNC not later than March 14, 1997.

                  Section 5.23. DGCL Section 203. UNC has approved the Merger and the transactions contemplated hereby so as to cause: (i) the restrictions on business combinations with interested stockholders set forth in section 203 of the DGCL to be inapplicable to Greenwich, Merger Sub, the Merger and the transactions contemplated hereby and (ii) any other applicable anti-takeover statute or other applicable statute prohibiting or restricting business combinations to be inapplicable to Greenwich, Merger Sub, the Merger and the transactions contemplated hereby.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

                  Section 6.1. Conduct of the Businesses of UNC and Greenwich. e Businesses of UNC and Greenwich

                           (a) UNC Companies. Except as otherwise expressly
provided in this Agreement, during the period from the date of this Agreement to the Effective Time, the UNC Companies will conduct their respective operations according to their ordinary and usual course of business and consistent with past practice, and will use their best efforts to preserve intact their business organizations, to keep available the services of their officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having material business relationships with them. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, before the Effective Time, none of the UNC Companies will, without the prior written consent of
Greenwich:

                                    (i) amend its Articles or Certificate of
Incorporation, bylaws, partnership or joint venture agreements or other organizational documents;

                                    (ii) authorize for issuance or issue, sell
or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or interests, including, without limitation, any additional shares of UNC Common Stock or shares of UNC Preferred Stock, except as may be required by the existing terms of the Series B Preferred Stock Agreement, any UNC Employee Plan, or any issued and outstanding UNC Stock Options disclosed pursuant to this Agreement;

                                    (iii) split, combine or reclassify any
shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of their respective Subsidiaries and Partnerships;

                                    (iv) (A) except in the ordinary course of
business, incur or assume any Indebtedness not currently outstanding (provided, that except for additional advances used for general working capital purposes which are currently permitted under existing senior secured lines of credit, UNC shall not incur any additional Indebtedness for money borrowed), (B) except in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any person, other than a Subsidiary or Partnership, (C) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees and non-affiliated customers in accordance with past practice), (D) except in the ordinary course of business, enter into any Material Contract, or alter, amend, modify or exercise any option under any existing Material Contract, (E) enter into any other Contract, or alter, amend, modify or exercise any option under any existing Contract (other than a Material Contract), except in the ordinary course of business or in connection with the transactions contemplated by this Agreement, or (F) make or commit to any single capital expenditure which is in excess of $100,000 or capital expenditures which are, in the aggregate, in excess of $1.0 million, except for capital expenditures (x) required to be made under Contracts entered into before the Agreement Date, and
(y) which are reflected in the 1997 UNC capital budget previously furnished to Greenwich and (z) which are legally required to be made under such Contracts;

                                    (v) enter into, adopt or amend (except as
may be required by Law or as provided in this Agreement) any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, pension, retirement, deferred compensation, employment, consulting, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any Contract to do any of the foregoing (except, in each of the above instances, for normal increases or other payments in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense; provided, that UNC shall give Greenwich 72 hours notice before effecting any change in compensation for any employee whose current annual base compensation equals or exceeds $100,000, even if Greenwich's approval shall not be required hereunder) ;

                                    (vi) except as otherwise permitted in this
Section 6.1, acquire, sell, lease or dispose of any Real Estate or other material assets, other than inventory in the ordinary course of business;

                                    (vii) accelerate the collection of accounts
receivable, delay the payment of accounts payable or take any action with respect to credit, collection and fiscal policies and practices, other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or practices;

                                    (viii) make any material Tax election or
settle or compromise any material federal, state, local or foreign income Tax liability;

                                    (ix) except for the payment of professional
fees, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in UNC's most recent quarterly or annual financial statements or incurred in the ordinary course of business since the date thereof; or

                                    (x) hold any meeting of its stockholders
except to the extent required by the request of the stockholders entitled to call a meeting under UNC's bylaws or the DGCL;

                                    (xi) take any action that would or is
reasonably likely to result in any of the covenants and agreements set forth in this Article VI or any of the conditions set forth in Article VII not being satisfied as of the Closing Date; or

                                    (xii) agree in writing or otherwise to take
any of the foregoing actions.

                           (b) Greenwich. Except as otherwise expressly provided
in this Agreement, during the period from the date of this Agreement to the Effective Time, Greenwich hereby agrees to conduct its operations as required pursuant to the terms of its covenants and agreements under the GE-Greenwich Merger Agreement.

                           (c) Provision of UNC Information. UNC agrees that,
during the period from the Agreement Date to the Effective Time: (i) UNC will cause its representatives to meet, upon request, with representatives of Greenwich to discuss its operations and business prospects; (ii) UNC will provide Greenwich and its representatives full and prompt access to all financial statements, accounting work papers, documents, agreements, and other instruments which may be reasonably requested, and (iii) UNC will promptly advise Greenwich of the occurrence of any UNC Material Adverse Effect with respect to the UNC Companies.

                  Section 6.2. No Solicitation. UNC agrees that it shall not, after the date hereof and before the Effective Time, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a substantial portion of the assets of, or any equity interest in, any UNC Company or any business combination involving any UNC Company or, except to the extent required by fiduciary obligations under applicable Law as advised by counsel, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. UNC shall promptly advise Greenwich if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made, shall promptly inform Greenwich of all the terms and conditions thereof, and shall furnish to Greenwich copies of any such written proposal or offer and the contents of any communications in response thereto. UNC shall not waive any provisions of any "standstill" agreements between UNC and any party, except to the extent that such waiver is, as advised by counsel, required by fiduciary obligations under applicable Law.

                  Section 6.3. The UNC Proxy Statement

                           (a) UNC shall, as soon as practicable following the
execution of this Agreement, file with the SEC a draft of the UNC Proxy Statement (in a form mutually acceptable to UNC and Greenwich) as preliminary proxy materials under the Exchange Act, and shall seek confidential treatment with respect thereto, and Greenwich shall cooperate with UNC in preparing such proxy materials. UNC shall respond promptly to any comments made by the SEC with respect thereto, and Greenwich shall cooperate with UNC in preparing such responses.

                           (b) Upon resolution of any SEC comments with respect
to the draft UNC Proxy Statement, or at such other time as may be mutually determined by the parties hereto, Greenwich and UNC shall each use their respective best efforts to cause the UNC Proxy Statement to be approved by the SEC under the Exchange Act as soon as practicable, and UNC shall cause the UNC Proxy Statement to be mailed to its stockholders at the earliest practicable time after approval of the same by the SEC; PROVIDED, however, that UNC will not file any amendment or supplement to the UNC Proxy Statement without first furnishing to Greenwich a copy thereof for review and will not file any such proposed amendment or supplement to which Greenwich shall reasonably and promptly object.

                           (c) If, at any time when the UNC Proxy Statement is
required to be delivered to the stockholders of UNC under the Exchange Act, any event occurs as a result of which either the UNC Proxy Statement as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or if it shall be necessary to amend the UNC Proxy Statement or to supplement such Proxy Statement in order to comply with the Exchange Act or the rules thereunder, UNC shall prepare and file with the SEC an amendment or supplement that will correct such statement or omission or effect such compliance, and Greenwich shall cooperate with UNC in preparing such amendment or supplement.

                  Section 6.4. Access to Information; Confidentiality Agreements.rmation; Confidentiality Agreements

                           (a) Between the date of this Agreement and the
Effective Time, the parties hereto will give one another and their authorized representatives reasonable access during normal business hours to all plants, offices, warehouses and other facilities and to all books and records of one another, will permit one another to make such inspections as each may reasonably request and will cause their officers and those of their Subsidiaries and Partnerships to furnish such financial and operating data and other information with respect to their businesses and properties as may from time to time reasonably be requested. Subject to Section 6.7, all such information shall be kept confidential in accordance with the Confidentiality Agreement.

                           (b) Notwithstanding the execution of this Agreement,
the Confidentiality Agreement shall remain in full force and effect through the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect. Each party hereto hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the solicitation of votes of the stockholders of Greenwich and UNC pursuant to the UNC Proxy Statement and to permit consummation of the transactions contemplated hereby. Each party further acknowledges that the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 11.1.

                           (c) Notwithstanding anything to the contrary
contained in this Section 6.4 or in the Confidentiality Agreement, each of UNC and Greenwich hereby agrees to furnish to GE and its designated representatives all data, financial statements, projections, contracts, agreements, instruments, writings and other materials concerning the UNC Businesses and the Greenwich Businesses, and to permit representatives of GE full and complete access to the personnel and facilities of each of the UNC Businesses and Greenwich Businesses, to enable GE to verify the accuracy of the representations and warranties of UNC contained in this Agreement and of Greenwich contained in the GE-Greenwich Merger Agreement, subject to the respective provisions of the Confidentiality Agreement and the confidentiality agreement dated March 4, 1997 between Greenwich and GE.

                  Section 6.5. Best Efforts. Subject to the terms and conditions herein provided and subject to fiduciary obligations under applicable Law as advised by counsel, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and the GE-Greenwich Merger Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Greenwich and UNC shall execute any additional instruments necessary to consummate the transactions contemplated hereby.

                  Section 6.6. Consents. UNC and Greenwich shall each use its best efforts to obtain consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and the GE-Greenwich Merger Agreement.

                  Section 6.7. Public Announcements. The parties hereto have agreed upon the text of a joint press release announcing, among other things, the execution of this Agreement, which joint press release shall be disseminated promptly following the execution hereof. UNC and Greenwich will consult with each other and with GE before issuing any additional press release or otherwise making any additional public statement with respect to this Agreement, the Certificate of Merger, the Merger, the GE-Greenwich Merger Agreement, the GE/Greenwich Merger or the transactions contemplated herein or therein and shall not issue any such press release or make any such public statement before such consultation or as to which the other party or GE promptly and reasonably objects, except as may be required by Law in the written opinion of such party's or GE's counsel or by obligations pursuant to any listing agreement with any national securities exchange or inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcements.

                  Section 6.8. [Intentionally omitted]

                  Section 6.9. Indemnification; Insurance

                           (a) Except as may be limited by applicable Law, from
the Effective Time and for a period of seven (7) years thereafter, Greenwich shall cause the Surviving Corporation to maintain all rights of indemnification existing in favor of the directors and officers of UNC on terms no less favorable than those provided in the certificate of incorporation and bylaws of UNC on the date of this Agreement with respect to matters occurring before the Effective Time.

                           (b) Greenwich shall cause to be maintained in effect
for three (3) years from the Effective Time the current policies for directors' and officers' liability insurance maintained by UNC (provided that Greenwich may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less advantageous) with respect to matters occurring before the Effective Time, to the extent such insurance is available to Greenwich in the market.

                           (c) Greenwich hereby agrees to guarantee the
performance by Merger Sub of its obligations under this Section 6.9.

                  Section 6.10. Board of Directors Approval.10. UNC agrees that the UNC Board of Directors will recommend that its stockholders adopt this Agreement and approve the Merger unless advised in writing by its counsel that such recommendation will constitute a violation of its fiduciary duties to its stockholders.

                  Section 6.11. UNC Stock Options.Section 6UNC agrees not to grant any further Stock Options following the Agreement Date through and including the Effective Time of the Merger.

                  Section 6.12. Best Efforts, etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any insurance department, governmental, regulatory or public body or authority which are necessary or, in the judgment of the parties, desirable in connection with the transactions contemplated by this Agreement.

                  Section 6.13. HSR Act. UNC and Greenwich shall, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and shall use best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

                  Section 6.14. Interim Financials. Prior to the Effective Time, UNC will deliver to Greenwich as soon as available but in no event later than 30 days after the end of any fiscal quarter, a consolidated statement of financial position of UNC and its Subsidiaries as at the last day of such fiscal quarter and the consolidated statements of income and changes in financial position of such party and its Subsidiaries for the fiscal period then ended (which statements may be unaudited) prepared in conformity with the requirements of Form 10-Q under the Exchange Act.

                  Section 6.15. Material Events. At all times prior to the Effective Time, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Articles VII, VIII or IX hereof.

                  Section 6.16. Rights Agreement. The UNC Board of Directors will take all necessary action (including, but not limited to redemption) so that, as of the Effective Time, (i) the Rights Agreement dated as of September 25, 1987, between UNC and Manufacturers Hanover Trust Company, as amended on May 16, 1996, in respect of the potential issuance of Series A Preferred Stock (the "RIGHTS AGREEMENT") will be terminated and none of Greenwich, GE, or any of their respective Affiliates will be deemed to be an "Acquiring Person" or an "Adverse Person" (as such terms are defined in the Rights Agreement) for purposes thereof, and (iii) a "Distribution Date" (as such term is defined in the Rights Agreement) shall not occur by virtue of the Merger or the GE-Greenwich Merger Agreement. UNC will take any and all action reasonably requested by Greenwich to ensure and confirm that UNC, Greenwich, and their respective Affiliates will not have any obligations in connection with the Rights or the Rights Agreement in connection with the Merger.

                  Section 6.17 Reversion to Prior Agreement. If the Greenwich-GE Merger shall have been terminated for any reason (i) Greenwich shall promptly notify UNC of such termination, and (ii) this Agreement shall be automatically deemed, without any action by any party hereto, to be further amended, restated and modified, so that all of the terms and conditions set forth in the Prior Agreement shall, for all purposes, be deemed to be the terms and conditions of this Agreement; PROVIDED, however, that the term "Outside Effective Time" shall be amended to mean the date that is 120 days from the date of the notice delivered by Greenwich to UNC pursuant to this Section 6.17; and PROVIDED FURTHER that (A) the term "UNC Common Stock Equivalents shall be deemed to include any shares of UNC Common Stock issuable upon conversion of the 7-1/2% UNC Convertible Debentures and (B) the provisions of Section 2.1(g) herein shall be deemed to be incorporated by reference in the Prior Agreement. Each of Greenwich and UNC shall thereafter take all actions necessary, including, without limitation, the execution and delivery of applicable agreements, to implement the intent of this Section 6.17.

                  Section 6.18. Amendment of GE-Greenwich Merger Agreement. Without the prior written consent of UNC, Greenwich shall not consent to any amendment of, or otherwise waive the benefit of, Sections 5.01, 6.06, or 8.01(b) of the GE-Greenwich Merger Agreement, agree to terminate the GE-Greenwich Merger Agreement (pursuant to Section 8.01 of the GE-Greenwich Merger Agreement or otherwise), or otherwise modify or amend the GE-Greenwich

Merger Agreement in any respect that could materially impair or adversely affect the rights or benefits inuring (directly or indirectly) thereunder to any of the UNC Companies or their officers, directors, or stockholders. Greenwich further agrees to cooperate and consult with UNC with respect to, and otherwise keep UNC informed of developments relating to, satisfaction of the conditions to consummation of the GE/Greenwich Merger.

                                   ARTICLE VII
                  CONDITIONS TO THE OBLIGATIONS OF ALL PARTIES

                  The respective obligation of each party to consummate the Merger is subject to the satisfaction at or before the Effective Time of the following conditions precedent:

                  Section 7.1 Greenwich Stockholder Approval. The transactions contemplated by the GE-Greenwich Merger Agreement shall have been approved by the affirmative vote of the holders of Greenwich Class A Stock at a special stockholders' meeting of Greenwich by the requisite vote in accordance with the DGCL;

                  Section 7.2 UNC Stockholder Approval. The transactions contemplated by this Agreement shall have been approved, and this Agreement shall have been adopted, by the affirmative vote of the holders of a majority of the outstanding shares of UNC Common Stock at the UNC Stockholders' Meeting;

                  Section 7.3 Absence of Order.No order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court of competent jurisdiction or any United States governmental authority which prohibits the consummation of the Merger or the GE/Greenwich Merger; PROVIDED, however, that the parties hereto shall use their best efforts to have any such order, decree or injunction vacated or reversed;

                  Section 7.4 Certain Approvals. Any waiting period applicable to the Merger and the GE/Greenwich Merger under the HSR Act shall have terminated or expired, all applicable requirements of the Exchange Act shall have been satisfied and any applicable filings under state securities, "Blue Sky" or takeover laws shall have been made;

                  Section 7.5 Other Consents and Approvals. All other necessary and material governmental, regulatory, stockholder and third party lender, customer or other clearances, consents, licenses or approvals shall have been received.


                                  ARTICLE VIII
            CONDITIONS TO THE OBLIGATIONS OF GREENWICH AND MERGER SUB

         Each and every obligation of Greenwich and Merger Sub under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, each of which may be waived by Greenwich and Merger Sub as provided herein except as otherwise provided by law.

                  Section 8.1 Representations and Warranties True. The representations and warranties of UNC contained in this Agreement shall be true and correct in all material respects as of the Agreement Date and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects, and at the Closing UNC shall have delivered to Greenwich a certificate to that effect signed by the Chief Executive Officer and the principal financial officer of UNC.

                  Section 8.2 UNC's Performance. Each of the obligations of UNC to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects by the Closing Date, including all covenants and agreements of UNC set forth in Article V and Article VI hereof, and at the Closing UNC shall have delivered to Greenwich a certificate to that effect signed by the Chief Executive Officer and the principal financial officer of UNC.

                  Section 8.3. [intentionally omitted]

                  Section 8.4 Certificates. UNC shall have furnished Greenwich with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Greenwich.

                  Section 8.5 SERP Termination. Subject to the satisfaction of
Section 9.3, on or before the Closing Date UNC shall have terminated, effective as of the Agreement Date, any further obligations it has or may have had in connection with any supplemental executive retirement plans, other than obligations that have vested as of the Agreement Date.

                  Section 8.6 Consummation of the GE/Greenwich Merger. All conditions to the consummation of the GE/Greenwich shall have been satisfied or waived.


                                   ARTICLE IX
                      CONDITIONS TO THE OBLIGATIONS OF UNC


         Each and every obligation of UNC under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, each of which may be waived by UNC as provided herein except as otherwise provided by law:

                  Section 9.1 Representations and Warranties True. The representations and warranties of Greenwich and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Agreement Date and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects, and at the Closing, Greenwich and Merger Sub shall have each delivered to UNC a certificate to that effect signed by the Chief Executive Officer and the principal financial officer of Greenwich.

                  Section 9.2 Greenwich's and Merger Sub's Performance. Each of the obligations of Greenwich and Merger Sub to be performed by them on or before the Closing Date pursuant to the terms hereof shall have been duly performed and complied with in all material respects by the Closing Date and at the Closing, Greenwich and Merger Sub shall have each delivered to UNC a certificate to that effect signed by the Chief Executive Officer and principal financial officer of Greenwich.

                  Section 9.3 Certificates. Greenwich shall have furnished UNC with such certificates of their respective officers and others to evidence compliance with the conditions set forth in this Article IX as may be reasonably requested by UNC.

                  Section 9.4 [intentionally omitted]

                                    ARTICLE X
                                     CLOSING

                  Section 10.1 Time and Place. A closing (the "CLOSING") shall take place to confirm the satisfaction or waiver of the conditions to Closing contained in Articles VII, VIII and IX at the offices of Greenberg, Traurig, Hoffman, Rosen, Lipoff & Quentel, PA, 153 East 53rd Street, New York, New York, at 1:00 P.M., local time, or at such other place, at such other time, or on such other date as the Greenwich and UNC may mutually agree upon for the Closing to take place.

                                   ARTICLE XI
                         TERMINATION; AMENDMENT; WAIVER

                  Section 11.1. Termination. Notwithstanding adoption of this Agreement by stockholders of UNC and Greenwich, this Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time of the Merger:

                           (a) by the mutual consent of the Boards of Directors
of Greenwich and UNC; or

                           (b) by either Greenwich or UNC if the Merger shall
not have been consummated on or before September 30, 1997 (the "OUTSIDE EFFECTIVE TIME"); PROVIDED, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose act or omission (which act or omission was solely within such party's control), shall have resulted in the Outside Effective Time's having passed without the Merger having been consummated; and PROVIDED FURTHER that Greenwich shall be deemed to have agreed to extend the Outside Effective Time as and to the extent that the outside date for consummation of the GE/Greenwich Merger may from time to time be extended; or

                           (c) by either Greenwich or UNC, if any court of
competent jurisdiction in the United States or other United States governmental body shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; or

                           (d) by Greenwich, if any of the following events have
occurred:

                                    (i) the Merger contemplated by this
Agreement is voted upon by holders of UNC Common Stock at the UNC Stockholders' Meeting, and the votes are not sufficient to satisfy the condition set forth in
Section 7.2; or

                                    (ii) the UNC Board does not recommend in the
UNC Proxy Statement that UNC's stockholders adopt and approve the Merger, this Agreement and the transactions contemplated hereby and thereby; or

                                    (iii) after recommending in the UNC Proxy
Statement that UNC's stockholders adopt and approve the Merger, this Agreement and the transactions contemplated hereby, the UNC Board withdraws, modifies or amends such recommendation in any respect materially adverse to Greenwich; or

                                    (iv) if there shall occur a breach by UNC of
any representation or warranty set forth in this Agreement, which breach has a UNC Material Adverse Effect and is within the actual knowledge of any Person listed in SCHEDULE 1.46, or UNC shall breach any covenant or agreement contained in this Agreement which makes consummation of the transaction contemplated hereby either impossible or impracticable for Greenwich.

                           (e) by UNC if, before the Effective Time, a Person or
group makes a bona fide proposal with respect to the acquisition of all or substantially all of UNC's outstanding capital stock or assets, that the Board of Directors of UNC believes in good faith after consultation with its financial advisors, is more favorable, from a financial point of view, to the stockholders of UNC than the proposal set forth in this Agreement (a "SUPERIOR PROPOSAL"); provided that Greenwich does not (in its sole option) elect to make, within ten Business Days after receiving notice of such Superior Proposal, an offer that the Board of Directors of UNC believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the UNC stockholders as such Superior Proposal; or

                           (f) by Greenwich, if there shall have occurred and
shall be continuing a UNC Material Adverse Effect.

                  Section 11.2 Effect of Termination. In the event of the termination of this Agreement and the Merger by either Greenwich or UNC, this Agreement shall become void and there shall be no liability hereunder on the part of Greenwich or UNC or their respective officers or directors except, in each case, as otherwise provided in Sections 11.3 and 12.1 hereof, which Sections shall survive any such termination and continue in effect thereafter.

                  Section 11.3 Termination Payments and Expenses.

                           (a)      If this Agreement is terminated:

                                    (i)      by Greenwich, pursuant to clauses
                                             (ii), (iii) or (iv) of Section
                                             11.1(d); or

                                    (ii)     by UNC, pursuant to Section
                                             11.1(e);

then UNC shall promptly pay to Greenwich the sum of $20 million.

                           (b) Each party hereto acknowledges that the
agreements contained in this Section 11.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties hereto would enter into this Agreement. Accordingly, if any party hereto fails to pay any amounts pursuant to this Section 11.3, and, in order to obtain such payment, legal action is commenced which results in a judgment therefor, the liable party will pay the plaintiff's reasonable costs (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined pursuant to this Section 11.3 (computed from the date when such amounts were due and payable pursuant to this Section 11.3) and such costs (computed from the date or dates incurred) at the prime rate of interest announced from time to time by Citibank, N.A. The parties' obligations pursuant to this Section 11.3 will survive any termination of this Agreement.

                           (c) In the event that Greenwich shall terminate this
Agreement by reason of any of the events specified in Section 11.1, none of the Greenwich Companies nor their Affiliates shall have any liability or obligation to any of the UNC Companies or their Affiliates under this Agreement, or otherwise.

                           (d) The remedies of Greenwich set forth in this
Section 11.3 constitute full and complete liquidated damages and represent the sole and exclusive remedies at law of such party as a result of the termination of this Agreement pursuant to Section 11.3.

                           (e) Nothing herein contained shall prevent a party
otherwise entitled to seek specific performance of this Agreement from applying to and obtaining from a court of competent jurisdiction such equitable relief as such court may deem proper in the circumstances.

                           (f) Except as provided in this Section 11.3, all
costs and expenses incurred in connection with this Agreement shall be paid in accordance with Section 12.1.


                                   ARTICLE XII
                                  MISCELLANEOUS

                  Section 12.1 Expenses. Except as provided in Section 11.3, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

                  Section 12.2 No Survival of Representations and Warranties. The respective representations and warranties, obligations, covenants and agreements of UNC, Greenwich and Merger Sub contained herein or in any Exhibit or Schedule, certificate or letter delivered pursuant hereto shall expire with, and be terminated and extinguished by, the effectiveness of the Merger.

                  Section 12.3 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  Section 12.4 Notices. All notices or other communications required hereunder shall be in writing and shall be deemed given on the date delivered if delivered personally (including by reputable overnight courier), on the date transmitted if sent by telecopy (which is confirmed) or 72 hours after mailing if mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Greenwich, to:

                           Greenwich Air Services, Inc.
                           4590 NW 36th Street
                           Miami International Airport, Building 23
                           Miami, Florida 33122
                           Attention:       Eugene P. Conese, Sr.,
                           Chairman and Chief Executive Officer
                           Telecopy: (305) 526-7005

with a copy to:            Greenberg Traurig Hoffman Rosen Lipoff & Quentel
                           153 East 53rd Street
                           New York, New York 10022
                           Attention:       Stephen A. Weiss, Esq.
                           Telecopy:        (212) 223-7161

                  (b)      if to UNC, to:

                           UNC Incorporated
                           175 Admiral Cochrane Drive
                           Annapolis, Maryland 21401
                           Attention: Dan A. Colussy, Chairman and Chief
                                      Executive Officer
                           Telecopy:  (410) 224-0439

with a copy to:            Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.,
                           One South Street
                           Baltimore, Maryland 21202
                           Attention:       Michael L. Quinn, Esq.
                           Telecopy:        (410) 332-8594

                  Section 12.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Greenwich may assign all of its rights, interests and obligations hereunder to GE or to any wholly owned subsidiary of GE, provided that such GE or such GE Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Such assignment may be effected by merging UNC with and into GE or such GE Subsidiary simultaneously with or subsequent to the Effective Time.

                  Section 12.6 Complete Agreement. This Agreement, including the schedules, exhibits and other writings referred to herein or delivered pursuant hereto, and the Confidentiality Agreement together contain the entire understanding of the parties with respect to the Merger and the related transactions and supersede all prior arrangements or understandings with respect thereto.

                  Section 12.7 Modifications, Amendments and Waivers. At any time prior to the Effective Time of the Merger (notwithstanding any stockholder approval), if authorized by their respective Boards of Directors and to the extent permitted by law, (i) the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived by the party which is, or whose stockholders are, entitled to the benefits thereof; provided, however, that after this Agreement is adopted by holders of UNC Common Stock, no such amendment or modification shall be made which would reduce the amount or change the type of consideration into which UNC Common Stock is to be converted as provided in this Agreement or which in any way materially adversely affects the rights of such stockholders, without the further approval of such stockholders. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of Greenwich and UNC by a person authorized to sign this Agreement.

                  Section 12.8 Counterparts. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  Section 12.9 Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

                  Section 12.10 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

                  Section 12.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  Section 12.12. Schedules to Prior Agreement. The Schedules to the Prior Agreement shall constitute and be deemed the Schedules to this Agreement.

         IN WITNESS WHEREOF, Greenwich, and UNC have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                   GREENWICH AIR SERVICES, INC.



                                   By: /s/ Eugene P. Conese, Sr.
                                   Name:  Eugene P. Conese, Sr.
                                   Title:   Chairman and Chief Executive Officer
ATTEST:

                                   CONDOR ACQUISITION CORP.




                                   By: /s/ Eugene P. Conese, Sr.
                                   Name:  Eugene P. Conese, Sr.
                                   Title:   Chairman and Chief Executive Officer
ATTEST:


                                   UNC INCORPORATED




                                   By: /s/ Dan A. Colussy
                                   Name: Dan A. Colussy
                                   Title:  Chairman and Chief Executive Officer
ATTEST:

                                                                     APPENDIX II


                          STOCKHOLDER APPRAISAL RIGHTS


APPENDIX II

                                                                     APPENDIX II

                          STOCKHOLDER APPRAISAL RIGHTS

         Section 262 of the Delaware General Corporation Law provides that any UNC common stockholder who does not wish to accept the merger consideration to be paid in connection with the merger may elect to have the fair value of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) determined by the Delaware Chancery Court and paid in cash, together with a fair rate of interest.
This Appendix II sets forth Section 262 in its entirety.

         If you wish to exercise your appraisal right or wish to preserve the right to do so, you should carefully review this Appendix II, because the failure to comply with the procedures specified in Section 262 in a timely manner may result in the loss of appraisal rights. Because of the complexity of these procedures, you should seek your own legal advice if you are considering exercising your appraisal rights.

         IF YOU ARE CONSIDERING SEEKING APPRAISAL, YOU SHOULD BE AWARE THAT THE FAIR VALUE OF YOUR SHARES OF COMMON STOCK AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS, OR LESS THAN THE CONSIDERATION YOU WOULD RECEIVE PURSUANT TO THE AMENDED MERGER AGREEMENT IF YOU DID NOT SEEK APPRAISAL OF YOUR SHARES OF COMMON STOCK. THE FAIRNESS OPINION OF J.P. MORGAN SECURITIES INC. IS NOT AN OPINION AS TO FAIR VALUE UNDER SECTION 262.

         Demands for appraisal must be made in writing and must be mailed or delivered to: UNC Incorporated, 175 Admiral Cochrane Drive, Annapolis, Maryland 21401, Attention: Corporate Secretary.

         Section 262 reads as follows:

                  262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

                  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

                           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

                           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss. ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                                    a. Shares of stock of the corporation
         surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                                    b. Shares of stock of any other corporation,
         or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                                    c. Cash in lieu of fractional shares or
         fractional depository receipts described in the foregoing subparagraphs
         a. and b. of this paragraph; or

                                    d. Any combination of the shares of stock,
         depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and
         c. of this paragraph.

                           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

APPENDIX II

                  (d) Appraisal rights shall be perfected as follows:

                           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                           (2) 1 If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance

APPENDIX II
         with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

                  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
         (d) hereof, whichever is later.

                  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.


APPENDIX II

                  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

                  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

                  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

                  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

                  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be

APPENDIX II
         filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

                  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Chapter 349, L. '96, effective 7-1-96.)

APPENDIX II

                                                                    APPENDIX III


                     OPINION OF J.P. MORGAN SECURITIES INC.


APPENDIX III

(JP Morgan Letterhead)

March 10, 1997



The Board of Directors
UNC Incorporated
175 Admiral Cochrane Drive
Annapolis, Maryland  21401-7394

Attention:  Dan A. Colussy
            Chairman of the Board, Chief Executive Officer and President


Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of UNC Incorporated (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with Condor Acquisition Corp. ("Merger Subsidiary"), a wholly-owned subsidiary of Greenwich Air Services, Inc. (the "Buyer"). Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of March 9, 1997 (the "Agreement"), by and between the Company, Merger Subsidiary and the Buyer, Merger Subsidiary will merge with and into the Company, with the Company being the surviviving corporation of the Merger, and stockholders of the Company will receive for each share of UNC Common Stock (as defined in the Agreement) held by them consideration equal to $15 per share.

In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company; (v) the audited financial statements of the Company for the fiscal year ended December 31, 1996; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company; (vii) certain internal financial analyses and forecasts prepared by the Company and its management; and
(viii) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services if the proposed Merger is consummated. We and our affiliates maintain banking and other business relationships with the Company and its affiliates. Please be advised that we have no advisory or other relationships with the Buyer. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. MORGAN SECURITIES INC.


By: /s/ JOHN FORLINES III
------------------------------
      Name:  John Forlines
      Title:   Managing Director

PROXY



                                UNC INCORPORATED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints DAN A. COLUSSY and ROBERT L. PEVENSTEIN, and either of them, his or her attorneys, agents and proxies with full power of substitution, to vote all shares of the Common Stock of UNC INCORPORATED (the "Company") which he or she is entitled to vote upon the matters which properly may come before the Special Meeting of Stockholders of the Company to be held at 10:00 a.m., local time, Monday, September 15, 1997, at UNC Incorporated, Fourth Floor, 175 Admiral Cochrane Drive, Annapolis, Maryland 21401 and at any adjournment thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ADOPTION AND APPROVAL OF THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER BETWEEN GREENWICH AIR SERVICES, INC. (A DELAWARE CORPORATION), CONDOR ACQUISITION CORP. (A DELAWARE CORPORATION AND WHOLLY-OWNED SUBSIDIARY OF GREENWICH), AND THE COMPANY DATED MARCH 9, 1997, AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING. THIS DISCRETIONARY AUTHORITY, HOWEVER, WILL NOT BE USED TO VOTE A PROXY IN FAVOR OF ADJOURNING THE SPECIAL MEETING TO A LATER DATE OR TIME IF THE PROXY HAS BEEN VOTED AGAINST ADOPTION AND APPROVAL OF THE AMENDED MERGER AGREEMENT.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
--------------------------------------------------------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION AND APPROVAL OF THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                                   FOR      AGAINST    ABSTAIN
1.  Adoption and approval of the Amended and       [ ]        [ ]        [ ]
Restated Agreement and Plan of Merger between
Greenwich Air Services, Inc. (a Delaware corporation), Condor Acquisition Corp. (a
Delaware  corporation and wholly-owned
subsidiary of Greenwich), and the Company dated March 9, 1997.

2. In their discretion, the Proxies are
authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof.

                               This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no specification is made, this Proxy will be voted FOR adoption and approval of the Amended and Restated Agreement and Plan of Merger and in accordance with the Proxies' discretion on any other matters properly brought before the meeting.

                               Signature(s)____________________________

                               Signature(s)____________________________

                               Date ______________________________, 1997

                               Please sign your name exactly as it appears hereon. In the case of joint owners, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title as such